UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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INTERNATIONAL SEAWAYS, INC.
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INTERNATIONAL SEAWAYS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2022

To the Stockholders of International Seaways, Inc.:
We cordially invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of International Seaways, Inc. (the “Company” or “INSW”), to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York, on Thursday, June 2, 2022, at 2:00 p.m. Eastern time. You will also be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website www.virtualshareholdermeeting.com/INSW2022. In order to join the Annual Meeting virtually, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held). The Annual Meeting will be held for the following purposes:
(1)	Electing the ten (10) directors named in the accompanying Proxy Statement, each to serve until the annual meeting of the Company to be held in 2023;
(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022; and
(3)	Approving, by advisory vote, the compensation of the Named Executive Officers for 2021 as described in the accompanying proxy statement.
We will also act on any other business that is properly raised.
Only stockholders of record at the close of business on April 5, 2022 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.
Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning by mail your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person or virtually. If you attend the meeting and wish to vote, you may withdraw your proxy and vote at that time. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your prompt consideration is greatly appreciated.
The U.S. Securities and Exchange Commission (the “SEC”) rules allows issuers, including us, to furnish certain proxy materials to their stockholders over the Internet. These rules lower delivery costs and reduce the environmental impact of our Annual Meeting, while allowing us to provide stockholders with the information they need. If you requested a printed copy of these materials, we have included a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (with this notice and the accompanying Proxy Statement, the “2021 Annual Report”).
By order of the Board of Directors,
JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary
New York, New York
April 21, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIAL FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 2, 2022
You may access the following materials at https://www.intlseas.com/Docs:
•	the Notice of Annual Meeting of Stockholders of the Company to be held on June 2, 2022;
•	the Company’s Proxy Statement for the Annual Meeting;
•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2021; and
•	the form of proxy card.

INTERNATIONAL SEAWAYS, INC.
600 Third Avenue, 39th Floor
New York, New York 10016
PROXY STATEMENT
WHO WE ARE
International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”) is one of the world’s largest diversified tanker companies, providing energy transportation services for crude oil and petroleum products in international markets. At December 31, 2021, the Company owned and operated an International Flag fleet of 83 vessels (totaling an aggregated of 9.3 million deadweight tons), consisting of 81 conventional tankers – consisting of 10 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, eight Panamaxes/LR1s and 45 MR/Handysize tankers – and, through joint ventures, ownership interests in two floating storage and offloading service vessels. In addition to our operating fleet, three dual-fuel LNG VLCC newbuilds are scheduled for delivery in the first quarter of 2023, bringing the total operating and newbuild fleet to 86 vessels at year end 2021. On July 16, 2021, pursuant to an Agreement and Plan of Merger dated as of March 30, 2021, by and among INSW, Diamond S Shipping Inc., a Republic of the Marshall Islands corporation (“Diamond S”), and Dispatch Transaction Sub, Inc., a Republic of the Marshall Islands corporation and wholly-owned subsidiary of INSW (“Merger Sub”), Merger Sub merged with and into Diamond S (the “Merger”), with Diamond S surviving such merger as a wholly owned subsidiary of INSW. Immediately following completion of the Merger, the Company contributed all of the outstanding stock of Diamond S to International Seaways Operating Corporation, a direct wholly-owned subsidiary of the Company.
The Company’s ultimate customers, including those of commercial pools in which it participates, include major independent and state-owned oil companies, oil traders, refinery operators and international government entities. We generally charter our vessels to customers either for specific voyages at spot rates through the services of pools in which INSW participates, or for specific periods of time at fixed daily rates through time charters or bareboat charters. Spot market rates are highly volatile, while time charter and bareboat charter rates provide more predictable streams of time charter equivalent revenues because they are fixed for specific periods of time.
2021 in Review
Our goals for 2021 were to (i) continue to build on our track record as a disciplined capital allocator, (ii) maximize our fleet’s earnings potential through opportunistic charter-ins, charter-outs, sales and purchases of vessels and (iii) execute transactions that would ultimately unlock the value of our shares to investors.
Accordingly, during 2021 we:
•
Completed a transformative strategic merger with Diamond S, creating a leading global maritime energy transportation platform and the largest U.S.- listed diversified tanker company. With the addition of 64 vessels, the transaction significantly enhanced INSW’s scale in both the crude and clean product markets and is expected to generate in excess of $25 million in cost synergies, expected to be fully realized within 2022;

•	Continued our track record of returning capital to our stockholders by:
•	Paying dividends totaling $40.9 million, consisting of a pre-Merger special cash dividend of $1.12 per share and our quarterly cash dividends of $0.06 per share.

•	Repurchasing and retiring 1,077,070 shares of our common stock in open-market purchases at an average price of $15.44 per share, for a total cost of $16.7 million.
•
Entered into agreements to construct three dual-fuel LNG VLCCs, which will be delivered during the first quarter of 2023, and contracts to employ the three VLCCs on seven-year time charters with an oil major – Shell. The newbuilds represent a significant efficiency improvement over our existing 10-year-old VLCCs (40%) and current conventionally fueled new construction VLCCs (20%). LNG as a fuel has 22% lower carbon dioxide emissions than conventional marine fuels;

•	Finished installing scrubbers on our 10 modern VLCCs and committed to installing a scrubber on one of the 2012-buillt Suezmaxes acquired in the Merger;
•
Enacted a post-Merger asset optimization program, which resulted in the sale of 16 older tankers (a 2002-built VLCC, four 2002-built Panamaxes, a 2003-built Panamax, a 2006-built Suezmax, a 2006-built Handysize product carrier, a 2007-built Handysize product carrier and seven MRs which were built between 2006 and 2009), generating a total of $165.2 million in net proceeds, before repayment of underlying debt totaling $73.5 million;

•	Executed a number of liquidity enhancing and financing diversification initiatives after closing of the Merger, which initiatives resulted in the following transactions:
•	A $20 million term loan facility with Macquarie Bank Limited, London Branch maturing in March 2025 and secured by three previously unencumbered LR1s built between 2006 and 2009;
•	A $25 million term loan facility with ING Bank N.V., London Branch maturing in November 2026 secured by a 2026-built Suezmax, which replaced an existing financing that matured in November 2021;
•
10-year lease financing arrangements with Ocean Yield ASA for the sale and leaseback of six VLCCs that collateralized a separate facility, for total net proceeds of $375 million. The refinancing generated incremental available liquidity of approximately $150 million for the Company, after prepaying the $228 million loan under the separate facility;

•
Seven-year lease financing arrangements with entities affiliated with the Bank of Communications Limited (“BCL”) in connection with the construction of three dual-fuel LNG VLCC newbuilds. BCL’s obligation to provide funding pursuant to the terms of the sale and leaseback agreements commenced when construction began on the first vessel in November 2021. BCL is expected to provide funding of $244.8 million in aggregate ($81.6 million per vessel) over the course of construction and delivery of the three vessels.

•	A 10-year lease finance arrangement with Toshin Co., Ltd. for the sale and leaseback of a 2012-built MR that was previously encumbered.
•	Seven-year lease financing arrangements with Oriental Fleet International Company Limited for the sale and leaseback of a 2013-built Aframax and a 2014-built LR2 that were previously encumbered.
Total net proceeds generated from the above liquidity enhancing and financing diversification initiatives, after issuance and financing costs and the prepayment of the outstanding debt principal on the vessels securing these transactions, was $195.3 million; and
•	Finalized our second annual Environment, Social and Governance report.
2021 Financial Performance Highlights
Shipping revenues and TCE Revenues achieved in 2021 were $272.5 million and $255.9 million, respectively, of which approximately 56% were generated from our Crude Tankers segment. Income from vessel operations decreased by $152 million to a loss of $112.1 million in 2021 from income of $39.9 million in 2020, primarily driven by lower average daily rates across all of INSW’s fleet sectors and $50.7 million of one-time merger and integration costs incurred in 2021 related to the Merger. We achieved Adjusted EBITDA of $40.4 million in 2021 compared to $220.1 million in 2020. “Adjusted

EBITDA” represents net loss before interest expense, income taxes and depreciation and amortization expense adjusted for the impact of certain items that INSW does not consider indicative of our ongoing operating performance, as disclosed in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2021 Annual Report. We have included reconciliations of Adjusted EBITDA to net loss and of TCE Revenues to shipping revenues in the 2021 Annual Report. INSW’s total cash (including restricted cash) as of December 31, 2021 was $98.9 million compared to $215.7 million as of December 31, 2020. We made capital investments totaling $121.4 million during 2021 for vessel and other property purchases, vessel improvements, vessel construction and drydocking, and returned capital to our stockholders through cash dividends totaling $40.9 million and repurchases shares of our common stock at a total cost of $16.7 million.
Environmental, Social and Governance
INSW is committed to working to address Environmental, Social and Governance (“ESG”) issues as a part of our core culture. Accordingly, we strive to meet, and when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry. In 2021, we published our second annual ESG report, which outlined our ESG metrics and performance in 2020 compared with 2019 as well as our vision and goal for the future. Our core philosophy is to transport energy safely and efficiently. The ESG report may be accessed at our website https://www.intlseas.com and clicking on ESG Report on the right side of the page. The ESG report is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended, or the Securities Exchange of 1934, as amended, including this Proxy Statement.
We are focused on various matters in connection with ESG issues:
•
Environment. Due to the nature of our business, environmental and climate change-related risks are key considerations for us. We recognize that greenhouse gas (“GHG”) emissions, which are largely caused by burning fossil fuels, contribute to the warming of the global climate system. Our industry, which is heavily dependent on the burning of fossil fuels, faces the dual challenge of reducing its carbon footprint by transitioning to the use of low-carbon fuels while extending the economic and social benefits of delivering energy to consumers across the globe. We welcome and support efforts to increase transparency and to promote investors’ understanding of how we and our industry peers are addressing the climate change-related risks and opportunities particular to our industry.

As described in the ESG Report, the Annual Efficiency Ratio, or AER, is a supply-based efficiency metric that measures the theoretical carbon intensity of a ship or fleet and the Energy Efficiency Operational Indicator, or EEOI, is a demand-based operational efficiency metric that measures real-world carbon intensity of the fleet. The AER or EEOI for an entire fleet can be calculated by aggregating the total carbon dioxide (CO2) emitted by the fleet and dividing by both the total miles traveled by the fleet and the total deadweight of the fleet (in the case of AER) or the total cargo carried by the fleet (in case of the EEOI). Year on year changes in the fleet – buying and selling ships – will change the fleet-wide AER and EEOI. For 2020 compared with 2019, our AER and EEOI decreased and our fleet of owned vessels consumed less energy and emitted less carbon dioxide (CO2) in 2020 than in 2019 as compared against accepted targets prescribed in the Poseidon Principles (the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios) and the Sea Cargo Charter (a framework for assessing and publishing the climate alignment of chartering activities) and our carbon intensity improved at a pace faster than the trajectory in the IMO Initial Greenhouse Gas Strategy.
To achieve our environmental goals, we have taken actions that include:
•
The establishment of a Performance and Sustainability team, who are tasked with both educating the organization as well as putting in place programs and initiatives to expand our decarbonization efforts;

•
The continuing implementation of a third-party data collection and analysis platform which allows data to be gathered from our vessels for use in advanced analytics with the aim of reducing fuel consumption and CO2 and GHG emissions;

•
The inclusion of a sustainability-linked pricing mechanism in one of our primary financing facility. The mechanism has been certified by an independent, leading firm in ESG and corporate governance research as meeting sustainability-linked loan principles. The adjustment in pricing will be linked to the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it begins with the IMO’s 50% industry reduction target in GHG emissions by 2050. The key performance indicator is calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles. The relevant emissions data for our fleet will be reported to the applicable Classification Societies, the IMO and the lenders under our sustainability-linked loan facility. We also intend to make such emissions data publicly available;

•	Participation on the Board of Directors of the International Tanker Owners Pollution Federation, the leading not-for-profit marine ship pollution response advisors;
•	The installation of ballast water treatment systems on vessels to comply with all applicable regulations;
•
Specifically considering overall fuel consumption when selecting vessel purchase candidates and ships in our fleet to consider for disposition, in order to reduce our fleet’s contribution to GHG emissions; and

•
Making a commitment to implement and practice environmentally and socially responsible ship recycling. Acting on that commitment, we oversaw the recycling of four of our Panamaxes at certified facilities. Our efforts on these projects included stopping work until identified unsafe working conditions were rectified and procedures for materials handling were improved.

•
Social. We operate a well-maintained fleet staffed by experienced officers and crews, and we believe that our seafarers are as crucial to our success as the team ashore that supports them. Through our technical and commercial management partners and our own in-house expertise, we have developed a global network to support our seafarers while delivering shipping services safely and effectively to our customers. Our philosophy is one of continual improvement throughout ship and shoreside operations, and we are committed to providing our mariners a safe, high quality place to work in an environment where they can thrive professionally. We maintain a robust safety and compliance culture that reflects the leadership and commitment displayed every day by our senior officers and shoreside staff. Furthermore, we believe in fair and transparent business practices, and we do not tolerate unethical business dealings or facilitation payments. We are a signatory to the Neptune Declaration on Seafarer Wellbeing and Crew Change, in a worldwide call to action to end the unprecedented crew change crisis caused by COVID-19.

•
Governance. ESG matters are of significant relevance to us, and the Board regularly engages in discussions relating to both ESG risks and opportunities. All of the current directors (other than the Chief Executive Officer and the former Chief Executive Officer of Diamond S) are independent for service on the Board, which includes experts in both shipping and compliance. Our management team, led by the Chief Executive Officer, executes the action plans as approved by the Board and works to manage ESG-related risks and opportunities. We participate in the Marine Anti-Corruption Network, a global business network of over 100 members whose vision is a maritime industry free of corruption that enables fair trade to the benefit of society at large.

As part of the Company’s approach to ESG issues, the Company has historically focused on inclusion and diversity, both of which are key to its global operations. INSW employs on its vessels seafarers from more than seven countries, predominantly in Asia and Europe, and has employees of more than nine nationalities represented in its shore-based staff. The Board includes three (3) women out of ten (10) directors, as well as one (1) director of Asian heritage, and the senior leadership team (comprised of the five (5) NEOs, the Controller, and the heads of Information Technology, Human Resources and the lightering business) includes two (2) women (including the CEO, who is also a director) and two (2)

members of underrepresented minority groups. The Company’s global mindset, coupled with its focus on fairness, diversity and inclusion, helps drive business success and ensures the Company is committed to its people and the communities in which they work and live.
ESG-related matters are regularly discussed with both the Corporate Governance and Risk Assessment Committee and with the full Board.
INFORMATION CONCERNING SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York on Thursday, June 2, 2022 at 2 p.m. Eastern time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. You will be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website www.virtualshareholdermeeting.com/INSW2022. In order to join the Annual Meeting virtually, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held).
Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 21, 2022.
Participating in the Annual Meeting in 2022
The Company’s Annual Meeting will be conducted through a hybrid meeting model: in person and online. Stockholders at the close of business on the Record Date will be allowed to communicate with us and ask questions in person or online before and during the Annual Meeting.
A summary of information about participating in the Annual Meeting online follows:
•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/INSW2022
•	Webcast starts at 2:00 p.m., Eastern Time
•	Online check-in is expected to begin at 1:45 p.m., Eastern time, and you should allow up to 15 minutes for the online check-in procedures.
•	Stockholders will be able to vote and submit questions while attending the Annual Meeting
•	Please have your 16-digit control number to enter the Annual Meeting
•	Information on how to attend and participate via the Internet will be posted at www.virtualshareholdermeeting.com/INSW2022
Stockholders who participate in the Annual Meeting by way of the link provided above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.
Record Date, Shares Outstanding and Voting
Only stockholders of record at the close of business on April 5, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, the Company had one class of voting securities, its Common Stock, of which 49,641,506 shares were outstanding on the Record Date and entitled to one vote each (the “Common Stock”). A list of our stockholders will be open to the examination of stockholders for any purpose germane to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.
All shares represented by the accompanying proxy, if it is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no instructions are provided, the proxy will be voted (1) FOR the election of directors, (2) FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022 and (3) FOR approval, in an advisory vote, of the compensation for 2021 of the executive officers named in the Summary Compensation Table in this Proxy Statement (each, a “Named Executive Officer” and collectively, the “NEOs”), as described in “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in this Proxy Statement.
Each of the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022 requires the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The advisory vote on approval of the compensation to the NEOs for 2021 is non-binding, but the Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.
Your vote and ensuring that your shares will be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting in person or virtually.
Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting (and will have the same effect as “AGAINST” votes, except with respect to the election of directors where abstentions will not be counted), whereas broker “non-votes” will not be counted for purposes of determining the number of votes cast.
New York Stock Exchange (the “NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young LLP without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of directors, executive compensation and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of the appointment of Ernst & Young LLP) but will not affect the outcome of any other matter being voted upon at the Annual Meeting. Under current applicable rules, unless provided with voting instructions, a broker cannot vote shares of Common Stock for the election of directors or on the advisory vote concerning the approval of the compensation of the NEOs for 2021.
All of these matters are very important to the Company, and we urge you to vote your shares by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.
Expenses
The cost of soliciting proxies for the meeting will be borne by the Company. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of votes for a fee of up to $20,000 plus reimbursement of expenses, which will be paid by the Company. The Company will also reimburse brokers and others who are only record or nominee holders of the Company’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners. Directors and officers of the Company may solicit proxies personally or by telephone or facsimile, but will not receive additional compensation for doing so.
Proposals for 2023 Annual Meeting of Stockholders
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), any proposals of stockholders that are intended to be presented at the Company’s 2023 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than December 31, 2022, and must comply with all other applicable legal requirements, in order to be included in the Company’s proxy statement and form of proxy for that meeting.
Stockholders who wish to propose a matter for action at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement for that meeting, must notify the Company in writing of the information required by the provisions of the Company’s Amended and Restated By-laws (the “By-laws”) dealing with stockholder proposals. The notice must be delivered to the Company’s Corporate Secretary between March 3, 2023 and April 3, 2023. Stockholders can obtain a copy of the By-laws on the Company’s website https://www.intlseas.com/investor-relations/
documents/ or by writing the Corporate Secretary at: Corporate Secretary, International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)
Our Board of Directors currently has ten (10) members, and each director serves for a one-year term. At the Annual Meeting, stockholders will vote on the ten nominees named below, each of whom is an incumbent member of the Board. Each of the director nominees was elected by a majority of stockholders voting at the annual meeting of stockholders held in June 2021, except for Mrs. Alexandra K. Blankenship, Mr. Nadim Z. Qureshi and Mr. Craig H. Stevenson, Jr., each of whom was a director of Diamond S immediately prior to the Merger and each of whom was appointed to the Board pursuant to the terms of the merger agreement for the Merger.
The nominees identified below were selected by the Board upon the recommendation of the Corporate Governance and Risk Assessment Committee (the “Governance Committee”), and each nominee has consented to serve if elected. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve until the 2023 Annual Meeting and until their successors are elected and qualify. We are not aware of any reason the nominees would not be able to serve if elected.
There are no family relationships among our directors, or between our directors and executive officers, and the Board has determined that each of the director nominees other than Ms. Zabrocky and Mr. Stevenson is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE, and that each of the director nominees other than Ms. Zabrocky and Mr. Stevenson is independent under the rules of the SEC and the NYSE relating to audit committees. See “Corporate Governance And The Board — Independence” below.
Re-election of each nominee for director requires that such nominee receive a majority of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.
Recommendation of the Board
The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.

Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The terms of elected directors will expire as of the date of the annual meeting of stockholders to be held in 2023, or will continue until their successors are elected and have qualified. The age of each director is as of the date of this Proxy Statement.
Doug Wheat
Age 71
Chairman of the Board since November 2016
Committees: None
Other Current Public Company Board Service:
•	Overseas Shipholding Group, Inc.
•	AMN Healthcare Services, Inc.
Background:
Mr. Wheat is currently the Managing Partner of Wheat Investments, LLC, a private investment firm. From 2007 to 2016, he was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was the President of Haas Wheat & Partners (“Haas Wheat”). Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group at Donaldson, Lufkin & Jenrette, where he specialized in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas.
Mr. Wheat is currently the Chairman of the Board of Directors of Overseas Shipholding Group, Inc. (ticker: “OSG”) and Chairman of the Board of Directors of AMN Healthcare Services, Inc. (ticker: “AMN”). He has been a director of AMN since 1999, becoming Chairman in 2007. He previously served as Vice Chairman of Dex Media, Inc. and served as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the board of directors of several other companies including among others: Playtex Products (of which he also served as Chairman); Dr. Pepper/Seven-Up Companies, Inc.; Dr. Pepper Bottling of the Southwest, Inc.; Walls Industries, Inc.; Alliance Imaging, Inc.; Thermadyne Industries, Inc.; Sybron International Corporation; Nebraska Book Corporation; ALC Communications Corporation; Mother’s Cookies, Inc.; and Stella Cheese Company. Mr. Wheat received both his Juris Doctor and Bachelor of Science degrees from the University of Kansas.
Skills and expertise: Mr. Wheat’s finance and legal expertise and experience serving on numerous boards of directors make him a valuable asset to the Board.
Timothy J. Bernlohr
Age 63
Director since November 2016
Committees: Compensation (Chair); Governance
Other Current Public Company Board Service:
•	Skyline Champion Corporation
•	WestRock Company
Background:
Mr. Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He has held that role since 2005. Prior to that, he was the President and Chief Executive Officer of RBX Industries, Inc. (“RBX”), a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. Before joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries and held various management positions.
Mr. Bernlohr is currently Chairman of the Board of Directors of Skyline Champion Corporation (ticker: “SKY”); and a director and the Chairman of the Compensation Committee of WestRock Company (ticker: “WRK”). In addition, he is also as of April 21, 2022, a director and the Chairman of the Compensation Committee of Atlas Air Worldwide Holdings, Inc. (ticker: “AAWW”) from which he will not stand for re-election in May 2022 due to term limits. Mr. Bernlohr will not hold these positions with Atlas Air Worldwide Holdings, Inc. at the time of the Annual Meeting. Mr. Bernlohr served as an independent director of the following publicly-held companies: Chemtura Corporation; Rock-Tenn Company (a predecessor of WRK); Cash Store Financial Services, Inc.; and OSG. Mr. Bernlohr is a graduate of Pennsylvania State University.
Skills and expertise: Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to the Board.

Ian T. Blackley
Age 67
Director since July 2013
Committees: Audit; Governance
Other Current Public Company Board Service: None
Background:
Mr. Blackley was the President and Chief Executive Officer of Overseas Shipholding Group, Inc. (“OSG”) (the former parent corporation of the Company) from January 2015 until his retirement in December 2016. From September 2014 until November 2016, he was the Senior Vice President and Chief Financial Officer of the Company. It has been more than five years since Mr. Blackley has been an officer or employee of the Company. After joining OSG in 1991, Mr. Blackley held numerous operating and financial positions. Before becoming President and Chief Executive Officer of OSG, Mr. Blackley served as Executive Vice President and Chief Operating Officer of OSG from December 2014. Prior to that, Mr. Blackley served as Senior Vice President (from May 2009 to December 2014), as Chief Financial Officer (from April 2013 to December 2014), and as Head of International Shipping (from January 2009 to April 2013). Mr. Blackley also served as Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd. from September 2005 through April 2013. Mr. Blackley began his seagoing career in 1971, serving as a captain from 1987 to 1991.
Mr. Blackley currently serves on the board of Gard P. & I. (Bermuda) Ltd. Mr. Blackley served as a director of the Company from July 2013 through November 30, 2016, during which time the Company was a wholly-owned subsidiary of OSG, and served as a director of OSG from 2015 to 2016. He holds a diploma in Nautical Science from Glasgow College of Nautical Studies and a Master Mariner Class I license.
Skills and expertise: Mr. Blackley’s extensive experience both with the shipping industry generally, and the Company in particular, make him a valuable asset to the Board.
Alexandra K. Blankenship
Age 57
Director since July 2021
Committees: Audit
Other Current Public Company Board Service:
•	Borr Drilling Limited
•	2020 Bulkers Ltd. (listed on the Oslo Stock Exchange only)
Background:
Mrs. Blankenship joined the Company’s board of directors upon the Company’s merger with Diamond S Shipping Inc. in July 2021. From March 2019 until such merger, she served as a director of Diamond S. Mrs. Blankenship is a Member of the Institute of Chartered Accountants of England and Wales and is a director and Chair of the Audit Committee and Compensation Committee of Borr Drilling Limited (ticker: BORR), an offshore shallow-water drilling owner and contractor providing worldwide offshore drilling services to the oil and gas industry, and is a director and Chair of the Audit Committee of 2020 Bulkers Ltd., an owner and operator of dry bulk carriers that is publicly traded on the Oslo Stock Exchange. Among other positions, she has served on the board of directors of numerous drilling, energy and shipping companies, including North Atlantic Drilling Ltd. from 2011 to 2018, Archer Limited from 2007 to 2018, Golden Ocean Group Limited from 2004 to 2018, Frontline Ltd. from 2003 to 2018, Avance Gas Holding Limited from 2013 to 2018, Ship Finance International Limited from 2003 to 2018, Golar LNG Limited from 2003 to 2015, Golar LNG Partners LP from 2007 to 2015, Seadrill Limited from 2005 to 2018 and Seadrill Partners LLC from 2012 to 2018. From 1994 to 2005, Mrs. Blankenship served as Chief Accounting Officer and Company Secretary of Frontline Ltd. Mrs. Blankenship has a Bachelor of Commerce degree from the University of Birmingham.
Skills and expertise: Mrs. Blankenship’s substantial experience in international shipping as an accountant and a director make her a valuable asset to the Board.

Randee E. Day
Age 74
Director since November 2016
Committees: Audit (Chair); Compensation
Other Current Public Company Board Service:
•	Eagle Bulk Shipping Inc.
Background:
Ms. Day is President and Chief Executive Officer of Day & Partners, LLC, a maritime consulting and advisory company and a senior advisor to the global capital advisory and restructuring firm, Teneo. Prior to founding Day & Partners, LLC in 2011, Ms. Day served as interim Chief Executive Officer of DHT Holdings Inc. (ticker: “DHT”). From 2004 - 2010, Ms. Day was Managing Director at the Seabury Group, a transportation advisory firm, and the Division Head of JP Morgan’s shipping group in New York. Her previous banking experience was at Continental Illinois National Bank in London, Bank of America, San Francisco and the Export-Import Bank of the United States, Washington, D.C.
Ms. Day is a director of Eagle Bulk Shipping Inc. (ticker: “EGLE”), an owner and operator of dry bulk vessels, and is Chairman of its Compensation Committee. She is a former director of DHT Holdings, Inc., TBS International, Inc., Tidewater, Inc., Ocean Rig ASA and Excel Maritime Carriers Inc. Ms. Day is a graduate of the School of International Relations at the University of Southern California and did graduate studies at George Washington University. Ms. Day also is a graduate of Senior Executives in National and International Security Program at the Kennedy School at Harvard University.
Skills and expertise: Ms. Day’s extensive experience in the shipping and banking industries make her a valuable asset to the Board.
David I. Greenberg
Age 68
Director since June 2017
Committees: Audit; Governance (Chair)
Other Current Public Company Board Service: None
Background:
From 2008 through March 2022, Mr. Greenberg was Special Advisor (and from 2008 through 2016 was a member of the Executive Committee) for LRN Corporation, which advises global companies on governance, ethics, compliance, culture and strategy issues. For 20 years prior to 2008, Mr. Greenberg served in various senior positions at Altria Group, Inc. then the parent company of Phillip Morris USA, Phillip Morris International, Kraft Foods and Miller Brewing — culminating in his role as Senior Vice President, Chief Compliance Officer and a member of the Corporate Management Committee. Mr. Greenberg is a managing director of Cortina Partners LLC, a private equity firm that invests in and manages companies in the textile, health care, communications, and medical transportation and bedding industries, and is the Chief Executive Officer of Acqua Recovery, a residential drug and alcohol treatment center outside of Park City, Utah. Earlier in his career, Mr. Greenberg was a partner in the Washington, D.C. law firm of Arnold & Porter. He attended Williams College and has Juris Doctor and Master of Business Administration degrees from the University of Chicago.
Skills and expertise: Mr. Greenberg’s investment and legal experience, particularly with respect to governance related matters, make him a valuable asset to the Board.

Joseph I. Kronsberg
Age 39
Director since November 2016
Committees: None
Other Current Public Company Board Service:
•	Overseas Shipholding Group, Inc.
Background:
From 2006 through June 2021, Mr. Kronsberg served in various roles at Cyrus Capital Partners, L.P., most recently as a Partner responsible for certain investments in the financial, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its Mergers & Acquisitions and Restructuring departments.
Mr. Kronsberg currently serves as a director of OSG. Mr. Kronsberg has a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania where he graduated summa cum laude.
Skills and expertise: Mr. Kronsberg’s substantial financial expertise and experience in investment management make him a valuable asset to the Board.
Nadim Z. Qureshi
Age 47
Director since July 2021
Committees: Audit
Other Current Public Company Board Service: None
Background:
Mr. Qureshi joined the Company’s board of directors upon the Company’s merger with Diamond S in July 2021. From March 2019 until the Merger, he served as Chairman of the Board of Diamond S. Mr. Qureshi is a Co-founder and Managing Partner of BPGC Management LP, a private equity firm focused on transactions with the global industrials, materials and chemicals sectors. Mr. Qureshi previously served as Managing Partner at Invesco Private Markets, a private investing division of Invesco Ltd., from 2018 through 2020, and prior to that served as Managing Director since 2015. From 2016 to 2017, Mr. Qureshi served as a Director of Nexeo Solutions, from 2012 to 2015 he served as a Partner at Quinpario Partners LLC and from 2005 to 2012 he served in a number of senior executive positions at Solutia Inc., including Senior Vice President. Previously, Mr. Qureshi worked at Charles River Associates International, Arthur D. Little Management Consulting and Teknor Apex Company. Mr. Qureshi has a Bachelor of Science degree in Chemical Engineering and a Master of Science degree in Micromolecular Science both from Case Western Reserve University, and has a Master of Business Administration degree from Northwestern University.
Skills and Expertise: Mr. Qureshi’s considerable experience in investment and finance and service as Chairman of Diamond S make him a valuable asset to the Board.

Craig H. Stevenson, Jr.
Age 68
Director since July 2021
Committees: None
Other Current Public Company Board Service: None
Background:
Mr. Stevenson joined the Company’s board of directors upon the Company’s merger with Diamond S in July 2021 and served as a consultant to the Company from the merger until January 2022. From March 2019 until the merger, he served as Chief Executive Officer, President and a director of Diamond S. Mr. Stevenson founded DSS Holdings L.P. (“DSS LP”), the predecessor of Diamond S, in 2007 and served as its Chief Executive Officer, President and a member of its board of directors since its establishment.
Mr. Stevenson was previously the Chairman of the Board and Chief Executive Officer of OMI Corporation, having first joined in 1993 as Senior Vice President – Commercial. In 2007, Mr. Stevenson oversaw the sale of OMI, and subsequently founded DSS LP. From 2007 through 2009, Mr. Stevenson was non-Executive Chairman and subsequently a director of SFL Corporation Limited (formerly named Ship Finance International Limited), a NYSE-listed publicly traded diversified shipping company and from 2008 to 2018 was non-executive Chairman of Intermarine, one of the largest project cargo carriers in the world. Currently, Mr. Stevenson is a director of American Bureau of Shipping, the world’s second largest classification society. Mr. Stevenson attended Lamar University, where he graduated with a degree in business administration.
Skills and expertise: Mr. Stevenson’s substantial experience and expertise in the shipping industry and knowledge of the affairs of Diamond S as its former Chief Executive Officer and President make him a valuable asset to the Board.
Lois K. Zabrocky
Age 52
Director since May 2018
Committees: None
Other Current Public Company Board Service:
•	Tidewater, Inc.
Background:
Ms. Zabrocky has been the President and Chief Executive Officer (“CEO”) of the Company since the spin-off of the Company from OSG on November 30, 2016 (the “Spin-Off”) and was President of the Company from August 2014. Prior to the Spin-Off, Ms. Zabrocky served as Senior Vice President and Head of the International Flag Strategic Business Unit of OSG with responsibility for the strategic plan and profit and loss performance of OSG’s international tanker fleet comprised of 50 vessels and approximately 300 shoreside staff. Ms. Zabrocky served in various roles during her more than 25 years at OSG. She served as Senior Vice President of OSG from June 2008 through August 2014, when she was appointed as Co-President of OSG and Head of the International Flag Strategic Business Unit of OSG. Ms. Zabrocky served as Chief Commercial Officer, International Flag Strategic Business Unit of OSG from May 2011 until her appointment as Head of International Flag Strategic Business Unit and as the Head of International Product Carrier and Gas Strategic Business Unit for at least four years prior to May 2011. She served as a director of the Company from November 2011 through November 2016 during which time the Company was a wholly-owned subsidiary of OSG.
Ms. Zabrocky is a director of Tidewater, Inc. (ticker: “TDW”), an owner and operator of offshore support vessels, and ITOPF Limited, a not for profit ship pollution advisor providing advice worldwide on responses to spills of oil, chemicals and other substances at sea. Ms. Zabrocky holds a Bachelor of Science degree from the United States Merchant Marine Academy and holds a Third Mate’s License. She has also completed the Harvard Business School Strategic Negotiations and Finance for Senior Executives courses.
Skills and expertise: Ms. Zabrocky’s long experience with the Company and the shipping industry make her a valuable asset to the Board.

DIRECTOR COMPENSATION
The Board has delegated to the Compensation Committee the determination of the compensation of directors, including compensation for serving on Board committees. During 2021, the Company’s non-executive Chair of the Board received an annual cash retainer of $172,000 and each of the Company’s other non-employee directors received an annual cash retainer of $80,000, except as described below. The Chair of each of the Audit Committee, the Compensation Committee and the Governance Committee received an additional cash retainer of $20,000, $20,000 and $13,000, respectively. Each member of the three committees (other than the committee Chair) received an additional cash retainer of $10,000, except that members of the Governance Committee received an additional cash retainer of $6,500. No director earned any fee for attending any Board meeting or Board committee meeting. The Company reimburses directors for their reasonable travel and lodging expenses in attending in-person Board and Board committee meetings. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board. All directors’ cash compensation is payable quarterly in advance.
Mr. Kronsberg instructed the Company to pay all cash compensation for his service as a director thorough June 30, 2021 to his employer Cyrus Capital Partners, L.P. (“CCP”), which employment ended on May 31, 2021. On July 16, 2021, in connection with the Merger, Mrs. Blankenship became a director and a member of the Audit Committee, Mr. Qureshi became a director and a member of the Compensation Committee and Mr. Stevenson became a director and each were subsequently paid their pro rata director and committee cash retainer fees for 2021.
Under the 2020 International Seaways, Inc. Non-Employee Director Incentive Compensation Plan (the “Director Plan”), the Board has discretion to grant various types of equity-based awards to directors. The Board has delegated to the Compensation Committee administration of the Director Plan. The Compensation Committee, based upon consideration of information provided by the Compensation Committee’s independent advisors, has established the annual equity compensation of the non-Executive Chairman of the Board at $220,000 and the annual equity compensation of each other non-employee director at $100,000. On June 2, 2021, the Board granted the non-Executive Chairman of the Board 11,077 shares of Common Stock having a fair market value of $220,000 and granted each other non-employee director, except as described below, 5,035 shares of Common Stock having a fair market value of $100,000, in each case vesting on the earlier of (a) June 2, 2022 and (b) the date of the Annual Meeting of Stockholders of the Company in 2022, subject to the director continuing to provide services to the Company as of such date. On July 28, 2021, the Board granted Mrs. Blankenship, Mr. Qureshi and Mr. Stevenson, who became directors on July 16, 2021 in connection with the Merger, 5,297 shares of Common Stock having a fair market value of $87,930, constituting their pro rata share of the annual equity award of non-employee directors, vesting on the same date as the June 2, 2021 grant made to the other non-employee directors.

The following table shows the total compensation paid to the Company’s non-employee directors during 2021:
	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy J. Bernlohr	106,500	100,000	—	—	206,500
Ian T. Blackley	96,500	100,000	—	—	196,500
Alexandra K. Blankenship	41,400	87,930	—	—	129,330
Randee E. Day	110,000	100,000	—	—	210,000
David I. Greenberg	103,000	100,000	—	—	203,000
Joseph I. Kronsberg(3)	80,000	100,000	—	—	180,000
Nadim Z. Qureshi	41,400	87,930	—	—	129,330
Craig H. Stevenson, Jr.	36,800	87,930	—	461,110(4)	585,840
Ty E. Wallach (5)	67,500	100,000	—	—	167,500
Douglas D. Wheat	172,000	220,000	—	—	392,000
(1)	Consists of annual Board fees, annual Board Chairman and annual Chairman of the Audit, Compensation and Governance Committees fees, and annual committee member fees.
(2)	Stock awards are calculated at grant date fair value in accordance with FASB Topic 718.
(3)	In accordance with Mr. Kronsberg’s instruction, all compensation for his service as a director through June 30, 2021 was paid to CCP, his employer until May 31, 2021.
(4)
Consists of consulting fees Mr. Stevenson was paid for services he provided in 2021 as special advisor to the Chief Executive Officer of the Company pursuant to a letter agreement entered into in connection with the Merger, which agreement expired in January 2022. The letter agreement is described in the Corporate Governance and the Board – Related Party Transactions section of this Proxy Statement.

(5)
Mr. Wallach resigned as a director and member of the Compensation Committee on July 16, 2021 in connection with the Merger and the Board accelerated the vesting of Mr. Wallach’s restricted stock award.

Director Stock Ownership Guidelines
The Company encourages stock ownership by directors in order to align interests of directors with the long-term interests of the Company’s stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.
The Board has adopted stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years after becoming a director to own shares of the Company’s common stock (including restricted stock units and restricted shares convertible into shares of stock and stock owned by his or her spouse and minor children), with a market value equal to at least three times his or her annual cash base retainer. At December 31, 2021, each non-employee director who had served for at least five years in such capacity complied with such stock ownership guidelines.

CORPORATE GOVERNANCE AND THE BOARD
General
Corporate Governance Principles. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Company’s directors and senior management remain the most important safeguards in quality corporate governance. The business and affairs of the Company are managed under the direction of the Board in accordance with Marshall Islands law. The Board’s principal responsibilities are to provide direction, oversight and counsel to the Company’s management and to generally maximize the value of the Company for its stockholders.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are posted on the Company’s website https://www.intlseas.com/investor-relations/documents/, and are available in print upon request. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this Proxy Statement. Mergers and other business combinations may be approved by the affirmative vote of holders of a majority of outstanding shares of Common Stock (unless the transaction would require the amendment of any provision of the Company’s Articles of Incorporation or By-laws requiring a greater percentage to amend).
Board Leadership Structure. The Corporate Governance Guidelines provide that the Board selects the CEO of the Company and may select a Chair of the Board (the “Chair”) in the manner it considers in the best interests of the Company. The Guidelines provide that if the Board determines that there should be a Chair, he or she may be a non-management director or the CEO. The Company currently separates the role of CEO and Chairman.
The CEO and the Chair are in frequent contact with one another and with senior management of the Company. They provide advice and recommendations to the full Board for the full Board’s consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each Board meeting in order to ensure that the interests and requirements of the stockholders, the directors and other stakeholders are appropriately addressed. The Board believes that the existing leadership structure, with the current individuals in their positions, is in the best interests of stockholders.
The Board, primarily through its Governance Committee, periodically reviews the Company’s leadership structure to determine if it remains appropriate in light of the Company’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant. The Board retains the right to combine the CEO and Chairman roles in the future if it determines that such a combination would be in the best interests of the Company and its stockholders.
Board Oversight of Risk Management. While the responsibility for management of the Company’s material risks lies with management of the Company, the Board provides oversight of risk management, directly and indirectly, through its committee structure. The Board performs this oversight role by using several different levels of review. The Board and the Governance Committee receive regular reports from key members of management responsible for specified areas of material non-financial risk to the Company. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.
At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee meets in private sessions individually with certain members of management and with representatives of the internal auditors and the independent registered public accounting firm at the conclusion of every regularly scheduled meeting, where aspects of financial risk management are discussed as necessary.

The Governance Committee manages risk associated with Board independence, environmental, social and corporate governance issues and potential conflicts of interest as well as oversight over non-financial risk assessments associated with the Company’s operations. Included in such oversight is review of the Company’s business resiliency, data privacy and cybersecurity, both onshore and on the Company’s vessels. The Company’s cybersecurity program is based on the National Institute of Standards and Technology cybersecurity framework and related framework developed for the maritime industry. INSW’s information systems have been enhanced in recent years through the implementation of cloud-based architecture and AI machine-learning based security solutions. Management reports to the Governance Committee on the Company’s information systems and security semi-annually and the Company provides a mandatory on-line information security training program to onshore employees annually.
The Compensation Committee annually reviews executive compensation policies and practices and employee benefits, and associated risks. Both the Audit Committee and the Compensation Committee also rely on the advice and counsel of the Company’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their regular review of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.
Managing risk is an ongoing process inherent in all decisions made by management. The Company has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully.
Management is responsible for assessing all the risks and related mitigation strategies for all material projects and initiatives of the Company prior to being submitted for consideration by the Board.
Environmental, Social and Governance (“ESG”) Initiatives. The Board and the Governance Committee regularly engage in discussions relating to ESG risks and opportunities, including INSW’s response to environmental and climate change-related risks and opportunities. The Company’s management team, led by the Chief Executive Officer, has the day-to-day responsibility to execute the action plans as approved by the Board of Directors. The Company is committed to meeting ESG principles as a part of its core culture. Accordingly, INSW strives to meet, and when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry, as described in greater detail in the 2021 Annual Report. The Company’s governance, strategy, risk management and performance monitoring efforts in this area are evolving and will continue to do so over time.
Independence. Under the Corporate Governance Guidelines, which incorporate standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Ms. Lois K. Zabrocky and Mr. Craig H. Stevenson, Jr. have been determined to be independent under the Corporate Governance Guidelines for purposes of service on the Board, because no relationship was identified that would automatically bar any of them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In addition, the Board has determined that all of the nominees other than Ms. Lois K. Zabrocky and Mr. Craig H. Stevenson, Jr. are independent for purposes of serving on the Audit Committee. The Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent. See “— Related Party Transactions” below.
Executive Sessions of the Board.  To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the time of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.
Meetings of the Board. The Board held thirteen meetings during 2021. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.
Annual Meetings of Stockholders. Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders in person or telephonically. All of the current directors who were directors at the time of the Annual Meeting of Stockholders in 2021 attended such Annual Meeting, which was held “virtually” via live webcast.
Communications with Board Members.  Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Company’s Corporate Secretary, 600 Third Avenue, 39th Floor, New York, New York 10016. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.
Business Conduct and Governance Policies. The Company has adopted a number of business conduct and governance policies, including the following:
•
A Code of Business Conduct and Ethics, which is an integral part of the Company’s business conduct compliance program and embodies the commitment of the Company and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Business Conduct and Ethics applies to all of the Company’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Business Conduct and Ethics.

•
An Insider Trading Policy which prohibits the Company’s directors and employees from purchasing or selling securities of the Company while in possession of material nonpublic information or otherwise using such information for their personal benefit. The Insider Trading Policy also prohibits the Company’s directors and employees from hedging or pledging their ownership of securities of the Company.

•
An Anti-Bribery and Corruption Policy which memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of the Company’s business activities worldwide.

A current copy of each of these policies is available in print upon request to our Investor Relations department at International Seaways, Inc., 600 Third Avenue, New York, New York 10016 and is posted on the Company’s website at https://www.intlseas.com/investor-relations/documents/.  If the Board grants any waivers from the Code of Business Conduct and Ethics to any of our directors or executive officers, or if we amend such policies, we will, if required, disclose these matters through that section of our website on a timely basis.
Other Directorships and Significant Activities. The Company values the experience directors bring from other boards of directors on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. The Corporate Governance Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly-traded companies (other than the Company or a company in which the Company has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly-traded companies.
The Corporate Governance Guidelines require the CEO and other members of senior management, whether or not they are members of the Board of the Company, to receive the approval of the Governance

Committee before accepting outside board membership. The Corporate Governance Guidelines prohibit the CEO from serving on the board of directors of more than one publicly-traded company (other than the Company or a company in which the Company has a significant equity interest).
If a director’s principal occupation or business association changes substantially during the director’s tenure as a member of the Board, that director is required by the Corporate Governance Guidelines to inform the Chair of the Governance Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.
Related Party Transactions
Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, in order to identify related party transactions, each year the Company requires its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department review the terms of all related party transactions, and management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved.
On July 14, 2021, in connection with the Merger, the Company entered into a letter agreement with Mr. Craig H. Stevenson, Jr., the then Chief Executive Officer of Diamond S, that provided that in addition to Mr. Stevenson serving as a director of the Company, the Company engage Mr. Stevenson to provide services to the Company as special advisor to the Chief Executive Officer of the Company for a period beginning on July 14, 2021 and ending on the earlier of six months after such date and the date of termination of such engagement. The Company agreed to pay Mr. Stevenson for such services a total consulting fee of $0.5 million in equal monthly installments, subject to reduction if such engagement was terminated prior to its six month period. The Letter Agreement expired in accordance with its terms in January 2022.
Committees
The Company has three standing committees of its Board: the Audit Committee, the Governance Committee and the Compensation Committee. Each of the Board committees has a charter that is posted on the Company’s website at https://www.intlseas.com/investor-relations/documents/ and is available in print upon request.
Audit Committee. The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2021, the Audit Committee consisted of Ms. Randee E. Day (Chair), Mr. Ian T. Blackley and Mr. David I. Greenberg and Mrs. Alexandra K. Blankenship (from July 28, 2021, following her appointment as a director pursuant to the terms of the Merger). The Board previously determined that each of Ms. Day, Mr. Blackley and Mrs. Blankenship is an audit committee financial expert, as defined by rules of the Securities and Exchange Commission (the “SEC”) and NYSE. The Audit Committee met five times in 2021.
The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Company’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied, and the oversight of financial risk assessments associated with the Company’s operations. As part of its duties, the Audit Committee appoints and retains the Company’s independent registered public accounting firm, subject to stockholder ratification (though the stockholder vote is not binding on the Audit Committee, and the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders).
The Audit Committee maintains direct responsibility for the compensation and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Company’s independent registered public accounting firm.
Governance Committee. The Governance Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2021, the Governance Committee consisted of Mr. David I. Greenberg (Chair), Mr. Timothy J. Bernlohr and Mr. Ian T. Blackley. The Governance Committee met five times in 2021.
The Governance Committee assists the Board by identifying and recommending individuals qualified to become Board members to the Board for nomination at the next annual stockholder meeting. It develops and recommends to the Board the establishment of the Company’s corporate governance guidelines, and it provides oversight over non-financial risk assessments associated with the Company’s operations. The Governance Committee’s risk assessment responsibilities include oversight of the Company’s quality of services, the Company’s vessels’ adherence to environmental and regulatory requirements, and an assessment of the scope and amount of the Company’s insurance coverage. The Governance Committee also meets with the General Counsel (in his capacity as compliance officer) in executive session from time to time as needed. As part of its duties, the Governance Committee also aids the Board by providing a review of the Board performance on an annual basis.
The Governance Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Governance Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.
The Governance Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:
•	judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Company’s business;
•	status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;
•
high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Company operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;

•	absence of conflicts of interest with the Company; and
•	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.
As part of its annual assessment of Board size, structure and composition, the Governance Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The average age of the ten (10) current directors is 60.6 years. Four (4) directors are age 58 or below, four (4) directors are from 58 through 69 years old and two (2) directors are more than 69 years old. Three (3) directors have served as directors for three or less years, two (2) have served from three to five years and five (5) directors have served for five or more years. Three (3) of the ten (10) directors are female, and one (1) director is of Asian heritage. Eight (8) of the directors are “independent” and three (3) qualify as “audit committee financial experts” as defined by the NYSE or the SEC. The Governance Committee believes that the current directors have the requisite character, integrity, expertise, skills, and knowledge to oversee the Company’s business in the best interests of the Company’s stockholders and does not believe at this time that the long-term goal of greater Board diversity is sufficient to merit replacing existing directors.
All the director nominees named in this Proxy Statement have been evaluated under the criteria set forth above and recommended by the Governance Committee to the full Board for election by stockholders at the Annual Meeting. The entire Board recommends that stockholders elect all nominees. All director nominees for election at the Annual Meeting were previously elected to the Board by the stockholders at the Annual Meeting of Stockholders in 2021, except for Mrs. Blankenship, Mr. Qureshi and Mr. Stevenson, who were all appointed to the Board pursuant to the terms of the Merger which was approved by stockholders in July 2021.
A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company.
Recommendations must be received by December 31, 2022 in order for a candidate to be considered for election at the 2023 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.
Compensation Committee.  The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2021, the Compensation Committee consisted of Mr. Timothy J. Bernlohr (Chair), Ms. Randee E. Day, Mr. Ty E. Wallach (until his resignation on July 16, 2021 in connection with the Merger) and Mr. Nadim Z. Qureshi (from July 28, 2021 following his appointment as a director pursuant to the terms of the Merger). The Compensation Committee met six times in 2021.
The Compensation Committee establishes, oversees, and carries out the Company’s compensation philosophy and strategy. It implements the Board responsibilities relating to compensation of the Company’s executive officers, and ensures that the Company’s officers and senior executives are compensated in a manner consistent with the Company’s philosophy and competitive with its peers. It annually reviews executive compensation policies and practices and employee benefits, and associated risks. As part of its duties, it monitors and oversees the preparation of the Company’s annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepares an annual report on executive compensation, and provides guidance with respect to other compensation matters including recommendations for the CEO and the other NEOs. In addition, the Compensation Committee determines the cash and equity compensation of directors, including the Chairman of the Board.

AUDIT COMMITTEE REPORT
Management has primary responsibility for preparing the consolidated financial statements of the Company, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”) and the effectiveness of the Company’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on the Company’s website at https://www.intlseas.com/investor-relations/documents/.
In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the Company’s independent registered public accounting firm concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements to be included in the 2021 Annual Report. Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by U.S. GAAS, including those described in the PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).
The Committee also held discussions with the Company’s internal auditors and reviewed management’s report on the assessment of the effectiveness of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and management, and considered the compatibility of non-audit services with the registered public accounting firm’s independence.
Based upon the Audit Committee’s discussions with management and the Company’s internal auditors and independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Company’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements and management’s assessment of the Company’s internal control over financial reporting referred to above be included in the 2021 Annual Report for filing with the SEC.
International Seaways, Inc. Audit Committee:

Randee E. Day, Chair
Ian T. Blackley
Alexandra K. Blankenship
David I. Greenberg

April 21, 2022
In accordance with the rules of the SEC, this Audit Committee report does not constitute “soliciting material” and shall not be incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act and shall not otherwise be deemed filed under such Acts.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
The Audit Committee has reappointed Ernst & Young LLP (“EY”) as the independent registered public accounting firm of the Company and its subsidiaries for the year ending December 31, 2022, subject to the ratification of the stockholders at the Annual Meeting. EY has served as the independent registered public accounting firm of the Company since 2017. The lead audit partner for 2021 was appointed in 2017 and has been replaced for the 2022 audit in accordance with applicable auditor independence policies. As in prior years, management and the Audit Committee engaged in a review of EY in connection with the Audit Committee’s review of whether to recommend that stockholders ratify the selection of EY as the Company’s independent registered public accounting firm for 2022. In that review, the Audit Committee considered, among other factors, (i) the continued independence of EY, (ii) whether retaining EY is in the best interest of the Company and its stockholders, (iii) EY’s known legal risks and significant proceedings that may affect its ability to perform the Company’s annual audit, (iv) EY’s fees and services provided to the Company and (v) the impact of changing independent registered public accounting firms. The Audit Committee considers the appointment of EY to be in the best interest of the Company and its stockholders.
In deciding to engage EY, the Audit Committee reviewed auditor independence and existing commercial relationships with EY, and concluded that EY had no commercial relationship with the Company that would impair its independence.
Representatives of EY will attend the Annual Meeting and be afforded the opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders. If the appointment is not ratified by stockholders, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.
•
Audit Fees. Audit fees incurred by the Company to EY were $1,497,000 in 2021 and $1,013,000 in 2020. Audit fees incurred by the Company to EY for 2021 and 2020 include fees for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2021 and 2020; the review of the financial statements included in the Company’s Forms 10-Q for the respective quarters in the years ended December 31, 2021 and 2020; financial audits and reviews for certain of the Company’s subsidiaries; services associated with documents filed with the SEC including in connection with the Merger; and expenses incurred related to the performance of the services noted above.

•	Audit-Related Fees. Audit-related fees incurred by the Company to EY in 2021 were $115,000 and in 2020 were $15,700, all for services associated with the Company’s registration statement filings.
•	Tax Fees. Tax fees incurred by the Company to EY were $8,100 in 2021 and $8,200 in 2020.Tax fees relate to the preparation of certain foreign tax returns.
•	All Other Fees. There were no other fees incurred by the Company to EY in 2021 and 2020.
The Audit Committee considered whether the provision of services described above under “Tax Fees” are compatible with maintaining EY’s independence. The Company does not believe that any reasonable concerns about the objectivity of EY in conducting the audit of the Company’s financial statements are raised as a result of the fees paid for non-audit-related services in 2021.
The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the action of the Audit Committee of the Board of Directors of the Company in appointing Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2022 be, and it hereby is, ratified and approved.
Recommendation of the Board
The Audit Committee and the Board each recommends a vote “FOR” such ratification.

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS (PROPOSAL NO. 3)
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders are being provided with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers for 2021 as described beginning on the next page of this Proxy Statement in the section titled “Compensation Discussion and Analysis”.
As more fully described in that section, the Company’s executive compensation program is designed to promote the following objectives:
•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to the Company’s overall growth and success;
•
Compensate each executive based upon the scope and impact of his or her position as it relates to achieving the Company’s corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility within the Company;

•	Align the interests of the Company’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and
•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.
The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the Named Executive Officers, fulfills these objectives.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative which describe in detail how the Company’s compensation policies and procedures implement the Company’s compensation philosophy and disclose the compensation paid to the Named Executive Officers for 2021.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the stockholders of the Company hereby approve, in an advisory vote, the compensation of the Named Executive Officers for 2021 as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders.
As an advisory vote, the results of the vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will consider the outcome of the vote when making future decisions on the compensation of the Named Executive Officers and the Company’s executive compensation principles, policies and procedures. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution.
Recommendation of the Board
The Board recommends a vote “FOR” advisory approval of the resolution set forth above and approval of the compensation of the Named Executive Officers for 2021 as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
General
This Compensation Discussion and Analysis (“CD&A”) discusses our 2021 executive officer compensation program. It describes our compensation philosophy; the objectives of the executive compensation program and policies in 2021; the elements of the compensation program; and how each element fits into our overall compensation philosophy. The Compensation Committee oversees the compensation paid to our executive officers, including under their employment agreements (described below).
The compensation of the executives who constitute INSW’s named executive officers (the “Named Executive Officers” or “NEOs”) is set out in the Summary Compensation Table following this CD&A. In 2021, our NEOs (all of whom were employees of INSW throughout the year) were as follows:
Incumbent	NEOs Position
Lois K. Zabrocky	President and Chief Executive Officer (“CEO”)
Jeffrey D. Pribor	Chief Financial Officer (“CFO”), Senior Vice President and Treasurer
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary
Derek G. Solon	Senior Vice President (Chief Commercial Officer)
William F. Nugent	Senior Vice President (Head of Ship Operations)
2021 Performance
We have a strong and measurable pay for performance philosophy. Accordingly, our operational and financial performance in fiscal years 2019, 2020 and 2021 are important factors in understanding our 2021 executive compensation. Please refer to “Who We Are – 2021 in Review” above for a summary of our recent achievements. We believe that 2021 was a transformative year for the Company, as described in our 2021 Annual Report (a copy of which you can obtain as described in “Other Matters” below).
Say-on-Pay Results
At INSW’s 2021 Annual Meeting, approximately 89.7% of the stockholders who voted on the say-on-pay proposal (excluding broker non-votes) voted in favor of INSW’s executive compensation program. In considering that result, the Compensation Committee acknowledges the support received from its stockholders and views the result as an endorsement of INSW’s existing executive compensation policies and decisions.
The Company holds an annual say-on-pay vote by its stockholders, whose vote frequency was most recently approved by stockholders in 2017. The Company anticipates its next “say-when-on-pay” vote will be conducted at the 2023 Annual Meeting of Stockholders. The Compensation Committee will continue to engage with stockholders and will consider feedback from them, as well as the results from this year’s and future advisory votes on executive compensation, when evaluating INSW’s executive compensation program and policies.
Compensation Philosophy, Objectives and Practices
Compensation Philosophy and Objectives
The Company believes that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. INSW further believes that the compensation program should align the interests of executives with those of stockholders in achieving and sustaining increases in stockholder value over both the short- and long-term.

The Company’s compensation program is structured to drive and support these goals, and is designed with the following objectives in mind:
COMPENSATION PROGRAM OBJECTIVES
Overall Objectives	•	Attract, motivate, retain and reward highly talented executives and managers, whose leadership and expertise are critical to our overall growth and success.

	•	Align the interests of our executives with those of our stockholders.

	•	Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

•
Compensate each executive competitively (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive to assume increasing responsibility within the Company.

	•	Discourage excessive and imprudent risk-taking.

	•	Structure the total compensation program to reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

Pay Mix Objectives	•
Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance. For the 2021 fiscal year, the pay mix at target for the Chief Executive Officer and the average for the other NEOs is displayed below.

Pay-For-Performance Objectives	•
Use our incentive compensation program and plans to align the interests of our executives with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:

		–	Ensuring our compensation programs are consistent with, and supportive of, our short-term and long-term strategic, operating and financial objectives.

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Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the Compensation Committee.

		–	Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

–
Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Executive Compensation Practices
Our goal is to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and in conformance with best practices in executive compensation and corporate governance. To this end, the Compensation Committee routinely evaluates its practices and programs with respect to executive compensation to identify opportunities for improvement. The Compensation Committee believes a significant portion of the NEOs’ total compensation should be variable and “at risk,” based upon Company earnings from shipping operations (“ESO”) achievement, business/operational metrics and individual performance. To accomplish this, the Compensation Committee uses a balanced weighting of performance measures and metrics in its incentive compensation programs (i) to promote the achievement of its annual operating plan and long-term business strategy; (ii) to build long-term stockholder value; and (iii) to discourage excessive risk taking by eliminating any inducement to over-emphasize one goal to the detriment of others.
The following table summarizes key features of our executive compensation program.
WHAT WE DO

Pay For Performance
We align the interests of our executives and stockholders through the use of performance-based annual cash incentive compensation and service and performance-based long-term cash and equity incentive compensation.

Compensation Benchmarking
We compare our executives’ total compensation to a consistent peer group for market comparable data. We evaluate that peer group annually to ensure that it remains appropriate, and we add or remove peers only when clearly warranted.

Stock Ownership Guidelines	We maintain, and track progress against, stock ownership guidelines for our executives and non-employee directors.

Anti-Hedging and Anti-Pledging Policies
We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules and that prohibit all hedging, pledging and short-selling of our stock by all directors, officers and employees.

Compensation Recoupment Policy
All of our incentive compensation plans and the terms of our equity agreements provide that the Compensation Committee may seek reimbursement of incentives paid or equity-related proceeds provided to an executive officer if it is later determined that the executive officer engaged in misconduct, acted in a manner contrary to the Company’s interest or breached specified restrictive covenants.

Annual Risk Assessment
We conduct an annual comprehensive risk analysis of our executive compensation program with our independent compensation consultant to ensure that our program does not encourage inappropriate risk-taking.

Independent Compensation Consultant	Our Compensation Committee engages an independent compensation consultant to review and provide recommendations regarding our executive compensation program.

WHAT WE DO NOT DO

Automatic Salary Increases & Bonus Payments	We do not provide for automatic salary increases.

Excise Tax Gross-Ups	We do not provide for excise tax gross-ups.

Executive Benefits / Perquisites
We do not maintain any defined benefit or active supplemental retirement plan; nor do we provide other personal benefits to our named executive officers that are not available to all employees other than excess liability insurance coverage.

Supplemental Executive Retirement Plans (“SERPs”)	We do not provide any SERPs, and our legacy SERP was frozen to new participants in November 2012. In 2020, the Human Resources and Compensation Committee resolved to terminate the INSW legacy SERP.

Dividends	We do not pay dividends on unvested equity awards (other than restricted stock) until, and only to the extent, those awards vest.

Long-Term Incentive Plan	Our long-term equity incentive plan prohibits liberal share recycling and repricing or buyouts of underwater options or stock appreciation rights without stockholder approval.
Roles in Setting Executive Compensation
Role of the Compensation Committee
Structure of the Compensation Committee: In the beginning of 2021, the Compensation Committee consisted of three members of the Board, Mr. Timothy J. Bernlohr (Chair), Ms. Randee E. Day and Mr. Ty E. Wallach, each of whom qualified as “independent” under the NYSE listing standards and applicable independence standards under the 1934 Act and the Dodd-Frank Act. Recognizing the importance of independent perspectives, the Compensation Committee regularly meets in executive session, without any members of management present. On July 16, 2021, in connection with the Merger, one of the members of the Compensation Committee, Mr. Ty Wallach, resigned from the Board of Directors of INSW. The Board elected to replace Mr. Wallach on the Compensation Committee with Nadim Z. Qureshi, the former Chairman of the Board of Diamond S, who also qualifies as “independent” under the NYSE listing standards and applicable independence standards under the 1934 Act and the Dodd-Frank Act.
Objectives of The Compensation Committee and the Decision-Making Process: The primary goals of the Compensation Committee are to establish the Company’s compensation philosophy and strategy and to ensure that the Company’s executives are compensated in a manner consistent with the articulated philosophy and strategy. The Compensation Committee takes many factors into account when making compensation decisions with respect to the NEOs and other senior executives, including the individual’s performance, tenure and experience; the ability of the individual to affect long-term growth and success of the Company; INSW’s overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels.
Role of Outside Advisors: The Compensation Committee has the authority to engage independent advisors to assist in carrying out its duties. The Compensation Committee has engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to advise on executive and director compensation arrangements and related governance matters. Additionally, LB&Co. assisted management in the preparation of this Proxy Statement.
Compensation Consultant Conflict of Interest Assessment: As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2021. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act.

Role of the CEO in Setting CEO and Other Executives’ Compensation
All decisions relating to the compensation of Ms. Zabrocky, INSW’s CEO, are made by the Compensation Committee without her or other members of management present. In making determinations regarding compensation for INSW’s other NEOs and other selected senior executives, the Compensation Committee generally considers the recommendations of the CEO (for all executives other than herself), and advice received from LB&Co. The CEO recommends the compensation levels for the other NEOs and for all others whose compensation is determined by the Compensation Committee. In making her recommendations, the CEO evaluates the performance of each executive, considers each executive’s compensation in relation to the other officers and executives (“internal equity”) and assesses retention risks. The CEO’s recommendations are subject to review by and, in some cases modification by, and ultimately approval of, the Compensation Committee or, if and when, sufficiently material, the full Board.
All 2021 compensation decisions (including base salaries, annual incentive and long-term incentive target percentages and annual incentive and long-term incentive performance measures and goals) were made under the auspices of the Compensation Committee. Additionally, the Compensation Committee was responsible for the review and certification of the 2021 performance results that determined the annual incentive and long-term incentive payouts for the NEOs.
Consideration of Compensation Peer Group
The Compensation Committee examines the executive compensation of a group of peer companies to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. In general, we strive for total compensation to be competitive with a select group of companies that the Compensation Committee believes to be an appropriate compensation reference group (the “Peer Group”). The Compensation Committee reviews the Peer Group on a regular basis to affirm that it is comprised of companies that are similar to us in terms of industry focus and scope of operations, size (based on revenues and market capitalization), and the competitive marketplace for talent.
While the Compensation Committee believes the data derived from any peer group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case, as there are unique aspects of company performance – for example, work relating to strategic initiatives – that may not apply to peer companies or be apparent based on benchmarking comparisons. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The Compensation Committee, therefore, uses the information from the Peer Group for informational and analytical purposes, but does not make compensation decisions based solely on this market data. With this in mind, INSW augments the Peer Group data with publicly-available survey data, and uses all compensation data in conjunction with annual assessments of corporate and individual performance to make recommendations and decisions on the compensation arrangements applicable to the Company’s NEOs.
2021 Peer Group. The Peer Group for 2021 consisted of 12 publicly traded oil, shipping and transportation companies, with a significant international focus. For the 2020 fiscal year the total revenues of this group ranged between $141.8 million and just over $2.38 billion, with median revenues of approximately $643.5 million. For the 2021 fiscal year, the total revenues of this group ranged between $170.9 million and $2.38 billion (neither Diamond S nor SEACOR Holdings, Inc. reported 2021 revenues due to acquisitions in 2021), with median revenues of some $483.45 million. The following 12 companies comprised the 2021 Peer Group:
DHT Holdings, Inc.	Genesis Energy, L.P.
Diamond S Shipping Inc.	Kirby Corporation
Dorian LPG Ltd.	Matson, Inc.
Eagle Bulk Shipping Inc.	SEACOR Holdings Inc.
Euronav NV	SEACOR Marine Holdings Inc.
Genco Shipping & Trading Limited	Tidewater Inc.

2022 Peer Group. At the end of 2021, a decision was made to reassess the Peer Group for 2022. In March of 2022, the Compensation Committee decided and approved the proposed 2022 compensation peer group set forth below:
Algoma Central Corporation	Genesis Energy, L.P.
DHT Holdings, Inc.	Kirby Corporation
Dorian LPG Ltd.	Matson, Inc.
Eagle Bulk Shipping Inc.	Pangaea Logistics Solutions, Ltd.
Euronav NV	Tidewater Inc.
Genco Shipping & Trading Limited	TORM plc
Elements of the 2021 Executive Officer Compensation Program
The Compensation Committee reviews each element of compensation annually to ensure it aligns with our compensation philosophy and objectives, as well as to assess INSW’s executive compensation program and levels relative to the competitive landscape. The executive compensation program consists of the following:
•	Base salary
•	Annual (performance based cash) incentive compensation
•	Long-term (equity) incentive compensation
•	Severance arrangements through employment agreements
•	Retirement benefits generally available to all employees
•	Welfare and similar benefits (e.g., medical, dental, disability and life insurance)
INSW seeks to provide competitive “fixed” compensation in the form of base salary while emphasizing a pay-for-performance culture in which we place a larger portion of total compensation “at-risk” in the form of annual performance-based cash incentives (which will only be paid if INSW achieves specified performance goals) and long-term equity incentives (which vest over a multi-year period and, in certain cases, also depend on the achievement of specific performance goals).
Base Salary
We strive to pay base salaries that are market competitive to attract talented executives and to provide a secure fixed level of compensation to our executives and managers. The Compensation Committee reviews the base salaries of the executive officers and compares them to the salaries of senior management among the Peer Group companies, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of our program. Based on its own experience and that comparison, the Compensation Committee determines whether the NEO salaries, taken together with other elements of compensation, are at levels sufficient to attract, motivate and retain the executives who are essential to leading the Company and driving stockholder value.
Annual adjustments in base salary, if any, consider individual performance, position duties and responsibilities, internal equity and external market practices. The Compensation Committee generally relies on the CEO’s evaluation of each NEO’s performance (other than her own) in deciding whether to recommend and/or approve merit increases for any NEOs in a given year. In those instances where the duties and responsibilities of a NEO change, the CEO may recommend any adjustments believed to be warranted, and the Compensation Committee will consider all the factors above in determining whether to approve any such changes.

With respect to those employees who were NEOs in 2021, increases in base salary from 2020 to 2021 for Messrs. Pribor, Solon and Nugent were 3.9% 4.1% and 4.1%, respectively. The following table summarizes 2021 base salaries for our NEOs.
Name	Position	2021 Salary
Lois K. Zabrocky	President and Chief Executive Officer	$675,000
Jeffrey D. Pribor	Chief Financial Officer, Senior Vice President and Treasurer	$530,000
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary	$485,000
Derek G. Solon	Senior Vice President (Chief Commercial Officer)	$333,000
William F. Nugent	Senior Vice President (Head of Ship Operations)	$333,000
2021 Annual (Cash) Incentive Plan
Pursuant to the Company’s currently effective Management Incentive Compensation Plan (the “MICP”), NEOs are eligible to receive annual cash incentives based upon the achievement of specified annual performance goals, which are established and approved by the Compensation Committee during the first quarter of the performance year. Our annual cash incentive plan, which for the NEOs generally reflects the terms of the annual cash incentive plan available to all employees, is intended to focus our NEOs on our critical, short-term financial and operational goals. As in past years, the financial performance measure for 2021 was ESO. ESO is a non-GAAP measure defined as income from vessel operations before depreciation and amortization, gains and losses from vessel sales (including impairments), stock compensation expenses, one-time merger and integration related costs and third-party debt modification fees, reduced by expenditures for dry dockings and vessel expenditures, which we use for compensation purposes. ESO for INSW was a loss of $15.2 million in 2021. The earnings from shipping operations generated from the vessels acquired from the merger with Diamond S were excluded from the calculation of the 2021 ESO. The NEO awards were also based on quantifiable measures of our performance against corporate metrics, business/operational metrics (including safety) and environmental measures, in addition to individual performance goals. The following table reconciles income from vessel operations for 2021, as reflected in the consolidated statements of operations of the Company for 2021 set forth in the 2021 Annual Report, to ESO:
(Dollars in thousands)
Loss from vessel operations	$112.137
Depreciation and amortization	86,674
Gain on sale of vessels, including impairments	(9,753)
Non-cash stock compensation expense	10,529
Third-party debt modification fees	110
Merger and integration related costs	50,740
26,163
Adjusted Income from DSSI vessel operations	(8,577)
17,586
Drydock expenditures (excluding $20,222 for DSSI fleet)	(22,194)
Vessel expenditures (excluding $49,291 million for newbuild construction costs and $14,508 DSSI fleet post-merger vessel improvements)	(10,617)
Earnings from Shipping Operations (ESO)	$(15,225)
For 2021, the annual incentive target for Ms. Zabrocky was 125% of her base salary; the annual incentive targets for Messrs. Pribor and Small were 100% of their respective base salaries and the annual incentive targets for Messrs. Solon and Nugent were 85% of their respective base salaries. Based on the weighting described below, the potential actual incentive payout range for Ms. Zabrocky and Messrs. Pribor and Small was 0% to 142% of target, while for Messrs. Solon and Nugent the range was 0% to 137%.

NEOs have different weights ascribed to their Company ESO, business/operational and individual goals, each of which is a component of the payout calculation. The specific weights were established based on the scope of each NEO’s role and their respective abilities to affect the results, and were ultimately recommended by the CEO and approved by the Compensation Committee. The following table sets forth the weights by component and NEO.
Individual	Company ESO	Business/ Operational Metrics	Individual Performance Goals
Ms. Zabrocky	60%	15%	25%
Messrs. Pribor and Small	60%	10%	30%
Messrs. Solon and Nugent	33.3%	33.3%	33.4%
For 2021, each goal was assessed on an achievement scale of between 70% and 130%, with 100% reflecting target level, 130% being the maximum level, and a score of 0% given for achievement below 70%.
•	For ESO achievement, the performance factor (i.e., payout) can range from 0% to a maximum of 150% (corresponding with a 130% ESO achievement level, as detailed below).
•	For the business/operational metrics and individual performance goals, the payout can range from 0% to a maximum of 130% (corresponding with actual achievement level).
•
If the achievement level for ESO is below 70%, the payout on the metrics cannot exceed its target (100%) and the payout on the individual performance goals component (MBO) cannot exceed 50% of the individual performance goals (MBO) target.

•	If the achievement level for the business/operational metrics is below 70%, the performance factor (payout) for this measure is zero, resulting in no bonus being payable in respect of this measure.
•	If the individual performance achievement level for any NEO is below 70%, it would result in no bonus being payable on this metric.
2021 Company ESO Goal. The table below sets forth the ESO performance thresholds at INSW and the corresponding amounts that would be earned (expressed as percentages of target) by the NEOs at each level of achievement.
($ Thousands)		ESO Threshold
Performance Factor (Payout As a % of Target)	% Achievement	2021
50.00%	70%	(24,510)
58.40%	75%	(12,266)
66.70%	80%	(22)
75.00%	85%	12,222
83.30%	90%	24,466
91.70%	95%	36,710
100.0%	100%	48,954
108.4%	105%	61,198
116.7%	110%	73,442
125.0%	115%	85,686
133.3%	120%	97,930
141.7%	125%	110,174
150.0%	130%	122,418
In 2021, the ESO result was a loss of $15.2 million which was an achievement of 70% for this metric which corresponded to a performance factor (payout) of 50%.

INSW Business/Operational Metrics.
For 2021, the INSW business and operational metrics were weighted equally. The business metrics related to the time charter equivalent (“TCE”) performance of INSW’s VLCCs, Aframaxes, Suezmaxes, Panamaxes and MRs TCE compared with spot TCE rates of competitors or market spot TCE rates published by a third-party maritime research service. Regarding the business metrics as approved in March 2021 they remain unchanged through 2021 as a measure for the NEOs. The vessels acquired from the merger with Diamond S were not considered and were neither added nor subtracted when calculating the result.
The operational metrics included (a) achieving or doing better than the INSW vessel operating budget; (b) vetting observations — a metric that indicates acceptability of our fleet to our customers; (c) total recordable case frequency — a metric that tracks safety within the fleet; (d) time not earning (technical) — a metric that measures operational availability; and (e) an environmental performance metric based on propulsion efficiency, which is intended to encourage environmental efficiency consistent with our stated commitment to ESG initiatives. Although it was planned for 2021, vessel visits were not possible due to the COVID-19 pandemic and therefore this metric was not factored in the operational metrics result for 2021.
The overall INSW performance score for business/operational metrics for 2021 was 113.72%.
Individual Performance Goals. Each of our NEOs also had individual performance goals established by the Compensation Committee. The individual goals for 2021 covered a broad range of performance indicators that included, among others, the following (although not all goals listed below applied to all NEOs):
•	Identifying, developing and executing business strategy;
•	Achieving revenue, operating expenses and general and administrative expense targets;
•	Enhancing lines of communication with key customers and investors;
•	Evaluating and executing strategic alternatives; merging and integrating where needed;
•	Evaluating financial initiatives, capital allocation choices and balance sheet recapitalization;
•	Further establishing and executing ESG initiatives, including the Company’s “get to green” initiative;
•	Reviewing and identifying operational risks and performing risk assessments; and
•
Assessing and engaging in special projects, including additional fleet renewal assessments, business development, scrubber technology rollout, capital management, leadership development, insurance projects, disaster planning, contingency planning, succession planning and financial strategy and reporting.

After the 2021 performance year, the Compensation Committee assessed the level of achievement of our NEOs relative to their respective individual performance goals. Following this assessment, it was determined that Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent achieved their individual goals at above target levels.
2021 Actual Annual Incentive Paid. Based on the foregoing, the NEOs received the following annual cash incentive awards for 2021: Ms. Zabrocky – $633,302; Mr. Pribor – $398,942; Mr. Small – $362,159; Mr. Solon – $262,089; and Mr. Nugent – $263,035.
Equity-Based Compensation
INSW’s equity-based compensation program is intended to align the interests of its executives with those of its stockholders, and to focus executives on achieving long-term performance objectives aligned with the Company’s business strategy, thereby establishing a direct relationship between compensation, long-term operating performance and sustained increases in stockholder value. The MICP became effective as of November 18, 2016 and provided for awards of long-term equity compensation to be made to employees through April 2020 when the Company ceased making awards under such plan. In April 2020, the Company adopted the 2020 Management Incentive Compensation Plan (the “2020 MICP”)

and the 2020 Non-Employee Director Incentive Compensation Plan (the “2020 Director Plan”), which provide long-term equity compensation for employees and non-employee directors, respectively, and succeed the MICP and a prior Non-Employee Director Incentive Compensation Plan. The 2020 MICP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units and restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, INSW stock. The primary purpose of the 2020 MICP and the 2020 Director Plan is to facilitate the grant of equity and cash incentives to employees (including our NEOs) and equity compensation to non-employee directors of the Company, and to enable the Company to obtain and retain the services of these individuals, which is essential to our long-term success. INSW reserved 1,400,005 shares for issuance under the 2020 MICP (including five shares that were reserved but not granted under the MICP) and 460,774 shares for issuance under the 2020 Director Plan (including 60,774 shares that were reserved but not granted under a prior Non-Employee Director Incentive Compensation Plan). The 2020 MICP contains an anti-dilution provision whereby in the event of certain corporate changes in the Company, outstanding awards may be adjusted, as appropriate, to prevent dilution or enlargement of rights. The terms of the MICP, the 2020 MICP and the 2020 Director Plan are set forth in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 25, 2016, in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 8, 2020 (the “April 2020 Form 8-K”) and in Exhibit 10.2 to the April 2020 Form 8-K, respectively.
Consistent with our practices and in each case pursuant to the terms of the MICP, equity awards may be granted from time to time to motivate and retain executives and other key managers and employees and to align their interests with stockholders.
2021 Awards. In March 2021, the Compensation Committee approved the following long-term incentive award date values for Ms. Lois K. Zabrocky and Messrs. Jeffrey D. Pribor, James D. Small III, Derek G. Solon and William F. Nugent:
Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Lois K. Zabrocky	$1,687,500	$562,500	$562,500	$562,500
Jeffrey D. Pribor	$795,000	$265,000	$265,000	$265,000
James D. Small III	$606,250	$202,083	$202,083	$202,084
Derek G. Solon	$416,250	$138,750	$138,750	$138,750
William F. Nugent	$416,250	$138,750	$138,750	$138,750
The time-based restricted stock units (“RSUs”) and stock options vest and become exercisable in equal amounts on the first, second and third anniversaries of the grant date of March 17, 2021. The 2021 performance-based restricted stock units (“PRSUs”) awards vest as follows: (i) one-half of the target PRSUs vest on December 31, 2023, subject to INSW’s three-year Return on Invested Capital (“ROIC”) performance; and (ii) one-half of the target PRSUs vest on December 31, 2023, subject to INSW’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group. As was noted above under the section “Consideration of Compensation Peer Group”, our compensation peer group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. In order to ensure that we are measuring our relative performance against our closest competitors, the Board has approved the use of a Performance Peer Group, which is not so limited, and can include publicly-traded companies incorporated in other jurisdictions. “Performance Peer Group” means the following nine companies: Ardmore Shipping Corporation (NYSE: ASC); DHT Holdings, Inc. (NYSE: DHT); Diamond S Shipping Inc. (NYSE: DSSI); Euronav NV (NYSE: EURN); Frontline LTD (NYSE: FRO); Scorpio Tankers Inc. (NYSE: STNG); Tsakos Energy Navigation Limited (NYSE: TNP); Teekay Tankers Ltd. (NYSE: TNK); and Navios Maritime Acquisition Corporation (NYSE: NNA). For the avoidance of doubt, if a company has entered bankruptcy (or ceases to have a publicly available trading price by virtue of its stock price failing to meet minimum listing requirements), it shall be treated as having a TSR of nil and shall be ranked last among the Performance Peer Group; if, however, a company ceases to exist (via merger, acquisition or similar transaction) or ceases to have a publicly available trading price (via a going-private transaction or otherwise), that company shall be removed from the Performance Peer Group. Vesting is subject in each case to the Compensation Committee’s certification of achievement of the performance targets no later than March 15, 2024.
The funding formulas applicable to the PRSUs granted in March 2021 are as follows:
•
The cumulative target ROIC for the three-year period is 6.55.% (with a minimum threshold performance achievement of 3.55% resulting in 50% of the applicable PRSUs vesting, and a maximum performance achievement of 9.55% resulting in 150% of the applicable PRSUs vesting).

•	TSR performance is described in the following table. If the absolute value of three-year TSR is negative, then the payout for the TSR component of the PRSUs is capped at 100%.
TSR	Threshold	Target	Maximum
Performance Achievement	25th Percentile	50th Percentile	90th Percentile
Payout	50%	100%	150%
Upon termination of employment for any reason, all unvested PRSUs will be forfeited unless the NEO’s respective employment agreement provides otherwise.

Human Capital Resources
Management depends on the Company’s workforce to provide superior service and to ensure its vessels are operated safely and securely. Seafarers are hired by the technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of INSW. We are committed to creating a safe, healthy and secure workplace at sea and ashore. We are also committed to providing safe, reliable and environmentally sound transportation to our customers. The development, attraction and retention of employees at sea and ashore is a critical success factor for the Company for succession planning and sustaining our core values.
COVID-19
In March 2020, the World Health Organization (“WHO”) recognized the novel coronavirus (“COVID-19”) as a pandemic. We implemented various measures to protect our seafarers and shore-based personnel and reduce the spread of the virus. Strict quarantine and testing protocols were implemented for personnel on, and visitors to, our vessels. We leveraged our IT infrastructure and various technology tools to enable our shore-based personnel to work seamlessly from home. The COVID-19 pandemic continued throughout 2021 and continues to impede our ability to rotate crew members on and off our fleet of vessels in a timely and efficient manner due to changing immigration rules, mandatory quarantine requirements and limited air travel.

2022 Compensation Decisions
Base Salary Decision:
On April 7, 2022, base salaries for the NEOs were increased for Ms. Zabrocky (from $675,000 to $696,600), Mr. Pribor (from $530,000 to $547,000), Mr. Small ($485,000 to $500,500), Mr. Solon (from $333,000 to $375,000) and Mr. Nugent (from $333,000 to $375,000), in each case retroactive to January 1, 2022.
Annual Incentive Decisions:
The design of INSW's 2022 annual cash incentive plan is generally consistent with INSW's 2021 annual cash incentive plan. In 2022, pursuant to the terms of their employment agreements with the Company, as amended, Ms. Zabrocky will continue to have a target annual incentive equal to 125% of base salary, and Messrs. Pribor and Small will each continue to have a target annual incentive equal to 100% of their base salaries. In addition, Messrs. Solon and Nugent will each have a target annual incentive equal to 85% of base salary.
Long-Term Equity Awards Decisions:
On April 7, 2022, the Compensation Committee awarded each of the NEOs equity grants of approximately (1) for Ms. Zabrocky, 250% of her base salary; (2) for Mr. Pribor, 150% of his base salary; and (3) for Messrs. Small, Solon and Nugent, 125% of their respective base salaries, using in each case a reference stock price based on 20-day VWAP to and including the grant date. These equity grants were divided equally among time-based RSUs and PRSUs.
In addition, in recognition of the ongoing efforts to effectively and efficiently integrate INSW and Diamond S post-transaction, and to retain the executives critical to the successful integration throughout this process, on April 7, 2022, the Compensation Committee awarded each of the NEOs a one-time equity grant of approximately (1) for Ms. Zabrocky, 200% of her base salary; and (2) for Messrs. Pribor, Small, Solon and Nugent, 100% of their respective base salaries, using in each case a reference stock price based on 20-day VWAP to and including the grant date. These grants comprise time-based RSUs and vest in equal installments on the first, second and third anniversaries of the date of grant, April 7, 2022.
Ms. Zabrocky, as President and CEO, does not receive additional compensation for services as a director of the Company.
Employment Agreements with the NEOs
Employees of INSW Classified as NEOs for 2021
INSW has employment agreements with Ms. Zabrocky and Messrs. Pribor and Small. Under the terms of those agreements, Ms. Zabrocky and Messrs. Pribor and Small are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below. Although Messrs. Solon and Nugent do not have formal contractual employment agreements with INSW, they are also entitled to certain compensation arrangements and severance benefits. Please see “Potential Payments Upon Termination and Change in Control” in the “Summary Compensation Data” section of this Proxy Statement. In addition, each NEO (whether or not his or her employment relationship with INSW is governed by a formal contractual employment agreement) is entitled to vacation in accordance with INSW policy, and each of them participates in medical, dental, and life insurance, as well as retirement and other benefit plans as may be in effect from time to time on a similar basis to all other INSW employees. Each of the employment agreements also provides for the possibility of annual equity grants at the discretion of the Board upon recommendation from the Compensation Committee.
Under the terms of the employment agreements for Ms. Zabrocky and Messrs. Pribor and Small, if an executive’s employment is terminated by INSW for any reason or terminated voluntarily by the executive, he or she is entitled to the following payments (“Accrued Payments”):
•	any earned, unpaid base salary through the date of termination;
•	any earned, unpaid annual bonus applicable to the performance year prior to the termination;
•	payment for any accrued, but unused vacation through the date of termination; and

•	reimbursement of any business expenses not reimbursed as of the date of termination.
If any such executive’s employment is terminated by reason of death or permanent disability, INSW will pay the Accrued Payments to the executive or the executive’s estate, and INSW will vest any non-performance-based equity previously granted to the executive that has not yet vested.
The following table summarizes certain terms of the Company’s employment agreements, including the termination provisions in the event of a termination without cause by the Company, or resignation by the executive with good reason, with Ms. Zabrocky and Messrs. Pribor and Small as in effect on December 31, 2021 (and describing amendments to those agreements made during 2021 and 2022):
Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2021	Bonus Target at 12/31/2021	Additional Terms / Amendments to Employment Agreements in 2021 and 2022
Lois K. Zabrocky President and CEO	9/29/14 (originally entered into with OSG; assumed in Spin-Off)	$675,000 (increasing to $696,600 for 2022)	125%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	salary continuation for 24 months
					○	a lump sum payment of $1,049,999
○
accelerated vesting of all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination and Change in Control” section

				•	Equity grant target set at 250% of base salary for 2022.
				•	Amended as of April 7, 2022 to increase base salary for 2022 to $696,600.

Jeffrey D. Pribor Senior Vice President, CFO and Treasurer	11/9/16	$530,000 (increasing to $547,000 for 2022)	100%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	12 months’ continuation of annual base salary plus Target Bonus (18 months’ in the event of a change in control)
					○	a lump sum payment of a pro rata portion of his annual bonus based on actual achievement
					○	accelerated vesting of the outstanding time-based awards that would have vested on the next regularly scheduled vesting date following the termination date
					○	pro-rated vesting of all performance-based RSUs and other equity-based grants, to the extent the applicable performance goals are achieved
				•	Amended on March 17, 2021 to increase base salary to $530,000 for 2021.
				•	Amended as of April 7, 2022 to increase base salary to $547,000.

Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2021	Bonus Target at 12/31/2021	Additional Terms / Amendments to Employment Agreements in 2021 and 2022
James D. Small III Senior Vice President, Chief Administrative Officer, Secretary & General Counsel	2/13/15 (originally entered into with OSG; assumed in Spin-Off)	$485,000 (increasing to $500,500 for 2022)	100%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	salary continuation for 24 months
					○	a lump sum payment of $950,000
○
accelerated vesting of all outstanding and unvested time-based options, RSUs and other equity-based grants upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination and Change in Control” section

				•	Amended as of April 7, 2022 to increase base salary to $500,500.
The Company has entered into its standard offer letter with Messrs. Solon and Nugent, except that each of Messrs. Solon and Nugent have an additional letter providing for their years of service to be treated as 26 years of service solely with regard to the terms of the INSW severance plan and the specific terms as described in their equity grant letters. On April 7, 2022 each of their annual base salaries was increased to $375,000 from $333,000. On March 17, 2021, each of Messrs. Solon and Nugent was elected a Senior Vice President of the Company.
Additional Information
Benefits
In general, INSW provides benefits to its employees that we believe are important to maintaining a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net for protection against the financial concerns and catastrophes that can result from illness, disability or death.
INSW provides a tax-qualified defined contribution employee benefit plan to employees, the EngagePEO Retirement Savings Plan (the “Savings Plan”). Under the Savings Plan eligible employees may contribute, on a pre-tax basis, an amount up to the limit imposed by and the Internal Revenue Code of 1986, as amended (the “Code”). Under the Savings Plan, INSW will match 100% of the first 6% of a participant’s pre-tax contribution (up to the Code limit) which for 2021 was $17,400 and for 2022 is $18,300.
INSW does not currently have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than the Savings Plan and the INSW SERP (as described in the following paragraph). INSW also assumed OSG’s obligations under the retiree medical plan with respect to those OSG employees who continued to work for INSW after the Spin-Off.
In December 2017, INSW formally adopted the INSW Supplemental Executive Retirement Plan (“INSW SERP”), pursuant to which INSW formally documented its assumption of existing obligations under OSG’s Supplemental Executive Retirement Plan (the “OSG SERP”), which were assumed in connection with the Spin-Off. INSW employees who participated in the OSG SERP prior to the Spin-Off (including Ms. Zabrocky) now participate in the INSW SERP, which is frozen to new contributions and pays interest on assumed obligations at an annual rate of 2.98%. We do not provide any SERPs, and our legacy SERP was frozen to new participants in November 2012. The Human Resources and Compensation Committee in June 2020 resolved to terminate the INSW SERP.
Risk Mitigation
Hedging, Pledging and Insider Trading. INSW’s insider trading policy prohibits its directors and employees from hedging their ownership of its securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to its securities or pledging securities directly owned by them, regardless of whether such directors and employees have material nonpublic information about INSW. The policy also prohibits INSW directors and employees from purchasing or selling its securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the 1934 Act. With the approval of INSW’s General Counsel, a 10b5-1 Plan may be entered into during a time when the equity participant is not in possession of material, non-public information. These plans are intended to aid the equity participants in diversifying their portfolios without violating federal securities laws.
Incentive Compensation Recoupment Policy for Executive Officers. INSW’s Incentive Compensation Recoupment Policy generally provides that if an executive officer, including any NEO, receives cash or equity-based incentive compensation based on the achievement of a performance metric and the Board commenced action to restate the calculation of such performance metric within five fiscal years due to a material misstatement or inaccuracy, INSW may require such executive officer to repay all or a portion of the amounts of such incentive compensation that the Board in good faith determines would not have been payable if not for the material misstatement or inaccuracy. The five-year look back limitation does not apply where the Board determines that the executive officer’s fraud, misconduct, negligence or other knowing actual involvement was a contributing factor to the need for the restatement. The Compensation Committee is monitoring the proposed regulations under the Dodd-Frank Act among others relating to incentive compensation recoupment and will amend the policy to the extent necessary to comply with the Dodd-Frank Act among others.
Stock Ownership Guidelines. INSW encourages stock ownership by its executives and non-employee directors in order to align their interests with the long-term interests of its stockholders. INSW has adopted stock ownership guidelines for non-employee directors and executive officers of the Company. As measured on January 1 of each fiscal year, each non-employee director and officer of the Company (including the NEOs) is expected to own a number of shares of INSW common stock priced at the closing price on the last trading day of the prior fiscal year equal to a specified multiple of his or her salary (or, in the case of the independent, non-employee members of the Board, a multiple of his or her annual cash retainer) as follows:
•	President and CEO — 5 × base salary
•	Senior Vice Presidents – 2 x base salary
•	Vice Presidents – 1 x base salary
•	Independent Non-Employee Directors – 3 x annual board service cash retainer
NEOs and independent, non-employee directors are afforded five years from the later of (1) the adoption of the ownership guidelines following the Spin-Off and (2) the time they first received an equity grant from INSW to achieve these ownership guidelines. For purposes of satisfying the guidelines, shares of common stock deemed to be owned include (a) stock owned outright by the incumbent, his or her spouse and minor children; (b) vested time-based restricted stock or RSUs; (c) vested PRSUs where the performance criteria have been satisfied; (d) vested in-the-money stock options (counted based on the number of shares underlying such in-the-money options); and (e) shares of stock held for the incumbents’ benefit in any pension or 401(k) plan. Unvested time-based RSUs and PRSUs do not count towards satisfying the guidelines. INSW’s directors and executive officers have made progress towards meeting these goals since the Spin-Off.

Report of the Compensation Committee
The Compensation Committee, comprised entirely of independent directors (as defined under U.S. securities laws, NYSE listing standards and applicable guidelines under the Code), has reviewed the CD&A included in this Proxy Statement and discussed that CD&A with management. Based on its review and discussion with management, the Compensation Committee approved the CD&A and recommended to the INSW Board of Directors that the CD&A be included in this Proxy Statement.
Compensation Committee:

Timothy J. Bernlohr, Chair
Randee E. Day
Nadim Z. Qureshi

April 21, 2022
In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

SUMMARY COMPENSATION DATA
Summary Compensation Table
The following Summary Compensation Table includes individual compensation information for services in all capacities for the Company received by the individuals identified as NEOs of the Company.
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Lois Zabrocky President and Chief Executive Officer	2021	$675,000	$—	$1,136,956	$562,494	$633,302	$—	$44,798	$3,040,600
	2020	$671,539	$—	$1,125,000	$562,500	$971,384	$—	$43,685	$3,374,108
	2019	$614,942	$—	$939,989	$410,000	$813,833	$—	$37,153	$2,815,917

Jeffrey D. Pribor Senior Vice President, Chief Financial Officer and Treasurer	2021	$529,692	$—	$535,610	$264,993	$398,942	$—	$34,411	$1,758,045
	2020	$509,923	$—	$510,000	$255,000	$588,836	$—	$36,886	$1,900,645
	2019	$499,808	$—	$619,989	$250,000	$577,800	$—	$31,952	$1,979,549

James D. Small III Senior Vice President, Chief Administrative Officer, Secretary and General Counsel	2021	$485,000	$—	$408,458	$202,080	$362,159	$—	$28,826	$1,482,235
	2020	$484,923	$—	$404,167	$202,083	$551,241	$—	$26,762	$1,669,176
	2019	$475,000	$—	$515,822	$197,917	$549,195	$—	$26,221	$1,764,155

Derek G. Solon Senior Vice President and Chief Commercial Officer	2021	$332,800	$—	$280,433	$138,741	$262,089	$—	$44,798	$1,055,937
	2020	$319,846	$—	$213,333	$106,667	$305,607	$—	$38,199	$983,652
	2019	$299,944	$—	$369,998	$100,000	$238,040	$—	$37,153	$1,045,135

William F. Nugent Senior Vice President and Head of Ship Operations	2021	$332,800	$—	$280,433	$138,741	$263,035	$—	$44,798	$1,056,883
	2020	$319,846	$—	$213,333	$106,667	$308,333	$—	$43,685	$991,864
	2019	$299,898	$—	$369,998	$100,000	$237,773	$—	$37,153	$1,044,742
(1)	The salary amounts reflect the actual gross salary received during the year, before any contributions.
(2)
On March 17, 2021, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received time-based equity awards. One-third of these awards vests on each of the first, second and third anniversaries of the award. The 2021 amounts in this column represent in the aggregate grant date fair value of the RSU awards calculated in accordance with accounting guidance as follows: Ms. Zabrocky - $562,500, Mr. Pribor - $265,000, Mr. Small - $202,083, Mr. Solon - $138,750 and Mr. Nugent - $138,750.

(3)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on March 17, 2021. The performance awards vest in full on December 31, 2023, subject to the Compensation Committee’s certification of achievement of the performance measures and targets. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2023 and in any event no later than March 15, 2024. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded. The 2021 amounts in this column represent the aggregate grant date fair value of the PRSU award at target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $562,500, Mr. Pribor — $265,000, Mr. Small — $202,083, Mr. Solon — $138,750 and Mr. Nugent — $138,750. The aggregate grant date fair value of the PRSUs at maximum level of payout is as follows: Ms. Zabrocky - $861,710, Mr. Pribor - $405,944, Mr. Small - $309,674, Mr. Solon - $212,543 and Mr. Nugent - $212,543. For information with respect to grant date fair values, see Note 13. “Capital Stock and Stock Compensation” to INSWs consolidated financial statements included in INSW’s 2021 Annual Report.

(4)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received stock option awards on March 17, 2021. One third of each stock option award vests and becomes exercisable on each of the first, second and third anniversaries of April 2, 2020. The 2021 amounts in this column represent in the aggregate grant date fair value of the options calculated in accordance with accounting guidance.

(5)
The amounts in this column for 2021, 2020 and 2019 reflect the amounts paid in 2022, 2021 and 2020 under the Company’s Cash Incentive Compensation Plan for performance in 2021, 2020, and 2019, respectively.

(6)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table
The following table describes each component of the All Other Compensation column for 2021 in the Summary Compensation Table.
Name	Savings Plan Matching Contribution(1)	Life Insurance Premiums(2)	Other(3)	Total
Lois K. Zabrocky	$17,400	$1,158	$26,240	$44,798
Jeffrey D. Pribor	$17,400	$1,158	$15,853	$34,411
James D. Small III	$17,400	$1,158	$10,268	$28,826
Derek G. Solon	$17,400	$1,158	$26,240	$44,798
William F. Nugent	$17,400	$1,158	$26,240	$44,798
(1)	Constitutes INSW’s matching contributions under the Savings Plan.
(2)	Life insurance premiums represent the cost of term life insurance paid on behalf of the NEO.
(3)
Includes the following amounts for each NEO under plans and arrangements generally maintained by us for all employees (other than “umbrella” liability insurance coverage): (a) medical and dental coverage premiums of $23,538 for Ms. Zabrocky, $13,151 for Mr. Pribor, $7,566 for Mr. Small, and $23,538 for each of Messrs. Solon and Nugent, (b) long-term and short-term disability plan premiums for each NEO of $735; and (c) a premium for excess liability insurance coverage for each NEO of $1,967.

Grants of Plan-Based Awards
This following table lists the INSW equity and non-equity awards made in fiscal year 2021 to the NEOs granted under the 2020 MICP.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Stock Units(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Lois K. Zabrocky	3/17/2021	$421,875	$843,750	$1,265,625	13,032	26,065	39,097	26,065	56,703	$21.58	$1,699,450
Jeffrey D. Pribor	3/17/2021	$265,000	$530,000	$795,000	6,139	12,279	18,418	12,279	26,713	$21.58	$800,603
James D. Small III	3/17/2021	$242,500	$485,000	$727,500	4,682	9,364	14,046	9,364	20,371	$21.58	$610,538
Derek G. Solon	3/17/2021	$141,525	$283,050	$424,575	3,214	6,429	9,643	6,429	13,986	$21.58	$419,174
William F. Nugent	3/17/2021	$141,525	$283,050	$424,575	3,214	6,429	9,643	6,429	13,986	$21.58	$419,174
(1)	Amounts actually paid under these awards for 2021 are set forth above under “ – Elements of the 2021 Executive Officer Compensation Program – 2021 Actual Annual Incentive Paid.”
(2)
In 2021, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on March 17, 2021. These performance awards vest in full on December 31, 2023, subject to the Compensation Committee’s certification of achievement of the performance measures. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2023 and in any event no later than March 15, 2024. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded.

(3)	These grants comprise time-based RSUs. The grants made on March 17, 2021 vest in equal installments on the first, second and third anniversaries of the date of grant.
(4)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received stock option awards on March 17, 2021. One third of each stock option vests and becomes exercisable on each of the first, second and third anniversaries of March 17, 2021.

(5)	For information with respect to grant date fair values, see Note 13, “Capital Stock and Stock Compensation” to INSW’s consolidated financial statements included in INSW’s 2021 Annual Report.

Outstanding Equity Awards at Fiscal Year-End
The following table lists outstanding INSW equity awards at December 31, 2021 for NEOs under the 2020 MICP.
Name	Year	Option Awards					Stock/RSU Awards
	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Lois K. Zabrocky	2014	14,942(2)	—	—	$30.93	9/29/2024
	2016	24,474(2)	—	—	$19.04	3/30/2026
	2017	20,348	—	—	$19.13	3/29/2027
	2018	51,546	—	—	$17.46	4/4/2028
	2019	34,209	17,105(3)	—	$17.21	4/5/2029	7,941(4)	$116,574	—(5)	$—
	2020	19,369—	38,740(6)	—	$21.93	4/2/2030	17,100(7)	$251,028	25,649(8)	$376,527
	2021	—	56,703(9)	—	$21.58	3/17/2031	26,065(10)	$382,634	26,065(11)	$382,634

Jeffrey D. Pribor	2017	79,491	—	—	$18.21	2/14/2027
		17,442	—	—	$19.13	3/29/2027
	2018	28,995	—	—	$17.46	4/4/2028
	2019	20,859	10,430 (3)	—	$17.21	4/5/2029	4,842(4)	$71,081	—(5)	$—
	2020	8,780—	17,562(6)	—	$21.93	4/2/2030	7,752(7	$113,799	11,627(8)	$170,684
	2021	—	26,713(9)	—	$21.58	3/17/2031	12,279(10)	$180,256	12,279(11)	$180,256

James D. Small III	2015	42,452(2)	—	—	$27.54	3/11/2025
	2016	41,956(2)	—	—	$19.04	3/30/2026
	2017	18,411	—	—	$19.13	3/29/2027
	2018	20,404	—	—	$17.46	4/4/2028
	2019	16,514	8,257(3)	—	$17.21	4/5/2029	3,834(4)	$56,283	—(5)	$5
	2020	6,958	13,918(6)	—	$21.93	4/2/2030	6,143(7)	$90,179	9,214(8)	$135,262
	2021	—	20,371(9)	—	$21.58	3/17/2031	9,364(10)	$137,464	9,364(11)	$137,464

Derek G. Solon	2017	6,486	—	—	$22.42	8/3/2027
	2018	12,262	—	—	$17.46	4/4/2028
	2019	8,343	4,172 (3)	—	$17.21	4/5/2029	1,937(4)	$28,435	—(5)	$94,877
	2020	3,673	7,346(6)	—	$21.93	4/2/2030	3,242(7)	$47,592	4,863(8)	$71,389
	2021	—	13,986(9)	—	$21.58	3/17/2031	6,429(10)	$94,378	6,429(11)	$94,378

William F. Nugent	2017	6,093	—	—	$22.42	8/3/2027
	2018	11,748	—	—	$17.46	4/4/2028
	2019	8,343	4,172(3)	—	$17.21	4/5/2029	1,937(4)	$28,435	—(5)	$—
	2020	3,673	7,346(6)	—	$21.93	4/2/2030	3,242(7)	$47,592	4,863(8)	$71,389
	2021	—	13,986(9)	—	$21.58	3/17/2031	6,429(10)	$94,378	6,429(11)	$94,378

(1)	Based on the closing price of INSW common stock of $14.68 on December 31, 2021.
(2)	The option to purchase these shares of common stock was granted pursuant to the 2014 OSG Management Incentive Compensation Plan and assumed by INSW in connection with the Spin-Off.
(3)	These unvested options vested and became exercisable on April 5, 2022.
(4)	These unvested RSUs vested on April 5, 2022.
(5)
These PRSUs vested on December 31, 2021, subject to achievement of the performance measures with a payout of 113.21% for half of the grant and with a payout of 88.8% for the second half of the grant. The PRSUs have a maximum payout of 150% of target.

(6)	One-half of these options vested and became exercisable on April 2, 2022. The remaining half will vest on April 2, 2023.
(7)	One-half of these RSUs vested on April 1, 2022. The remaining half will vest on April 1, 2023, subject to accelerated vesting on the event of termination of employment.
(8)	These PRSUs will vest on December 31, 2022, subject to performance achievement. The PRSUs have a maximum payout of 150% of target.
(9)	One third of the options vested and became exercisable on March 17, 2022. The remaining two-thirds will vest ratably on the second and third anniversary of March 17, 2021.
(10)
One-third of these RSUs vested on March 17, 2022. The remaining two-thirds will vest ratably on each of the second and third anniversaries on March 17, 2021, subject to accelerated vesting on event of termination of employment.

(11)	These PRSUs will vest on December 31, 2023, subject to performance achievement. These PRSUs have a maximum payout of 150% of target.

Option Exercises and Stock Vested
The following table provides information for the year ended December 31, 2021 concerning the exercises of INSW stock options and the vesting of stock awards by the NEOs in INSW common stock. This table includes exercised and vested INSW stock option and RSU/stock awards. The market value of the RSU/stock awards is based on the closing market price of the Company’s common stock as of December 31, 2021, which was $14.68 per share.
	Option Awards		RSU/Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Exercise
Lois K. Zabrocky	—	—	48,187	$707,385
Jeffrey D. Pribor	—	—	27,684	$406,401
James D. Small III	—	—	21,542	$316,237
Derek G. Solon	—	—	11,242	$165,033
William F. Nugent	—	—	11,166	$163,917
(1)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent had RSUs vest on April 2, 2021, April 4, 2021 and April 5, 2021 in the amounts of (a) 8,549, 7,638 and 7,941, respectively for Ms. Zabrocky; (b) 3,875, 4,297 and 4,842, respectively for Mr. Pribor; (c) 3,071, 3,023 and 3,833 respectively for Mr. Small; (d) 1,621, 1,818 and 1,937 respectively for Mr. Solon and (e) 1,621, 1,741 and 1,937 respectively for Mr. Nugent. Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent all had PRSUs vest on December 31, 2021 in the amounts of 24,060, 14,671, 11,615, 5,867 and 5,867, respectively.

Nonqualified Deferred Compensation
The following table provides information with respect to the deferral of compensation on a non-tax qualified basis to the INSW SERP for each NEO. The INSW SERP provides for interest at an annual rate of 2.98% through the termination date of the participant. The plan is frozen to new participants.
Name	Executive Contributions in 2021	Company Contributions on 2021	Aggregate Earnings/ Losses in 2021(1)	Aggregate Withdrawals/ Spin-Offs in 2021	Aggregate Balance at December 31, 2021
Lois K. Zabrocky	$—	$—	$4,938	$—	$210,761
Jeffrey D. Pribor	$—	$—	$—	$—	$—
James D. Small III	$—	$—	$—	$—	$—
Derek G. Solon	$—	$—	$—	$—	$—
William F. Nugent	$—	$—	$—	$—	$—
(1)	The aggregate earnings constitute accrued interest for the calendar year ended December 31, 2021. There were no executive or INSW contributions in 2021.

Potential Payments Upon Termination or Change in Control
The following table discloses the amounts that would have been payable to each NEO upon termination of their employment, assuming for this purpose that such termination had occurred on December 31, 2021, in each case conditioned upon continued compliance with certain restrictive covenants and the delivery of a release to the Company. At December 31, 2021, no NEO was eligible for normal retirement at age 65. The table excludes amounts payable pursuant to the INSW SERP, as described above, and pursuant to plans that do not discriminate in favor of executive officers and that are generally available to all salaried employees, such as the Savings Plan.
Event(1)	Lois K. Zabrocky	Jeffrey D. Pribor	James D. Small III	Derek G. Solon	William F. Nugent
Involuntary Termination Without Cause or Voluntary Resignation for Good Reason, Including in Connection with a Change in Control
Cash Severance Payment(2)	$1,350,000	$795,000	$970,000	$333,000	$333,000
Pro Rata Bonus Payment(3)	$843,750	$530,000	$485,000	$0	$0
Bonus Payment(4)	$0	$0	$0	$283,050	$283,050
Equity Awards(5)	$750,2326	$556,559	$283,926	$0	$0
Lump Sum Payment	$1,049,999	$0	$950,000	$0	$0
Total	$3,993,985	$1,881,559	$2,688,926	$616,050	$616,050

Death/Disability
Pro Rata Bonus Payment	$0	$530,000(6)	$0	$0	$0
Equity Awards	$0	$0	$0	$0	$0
Total	$0	$530,000	$0	$0	$0
(1)	The values in this table reflect estimated payments associated with various termination scenarios.
(2)
This reflects a cash severance payment equal to 24 months of base salary for Ms. Zabrocky and Mr. Small per the terms of their respective employment agreements. Mr. Pribor is entitled to 18 months of base salary plus target bonus if the separation is for good reason and due to a change in control as shown in this table and 12 months of base salary plus target bonus if he is terminated without cause or resigns with good reason without a change in control per the terms of his employment agreement. Messrs. Solon and Nugent are entitled to 12 months of base salary plus target bonus.

(3)
For Ms. Zabrocky and Messrs. Pribor and Small a pro-rata target bonus is provided for in their respective employment agreements. The amounts listed assume a termination of employment occurs on the last business day of the year. For Mr. Pribor the pro-rata target is to be based on actual Company performance (other than for individual goal metrics, which are calculated at target) if no bonus payment is made to other executive officers of the Company in respect of the year in which the separation from service occurs due to business unit and company performance objectives not being met, then no amount shall be payable to Mr. Pribor.

(4)	Messrs. Solon and Nugent are entitled to receive a 12-month bonus calculated at target for the year if terminated.
(5)
For Ms. Zabrocky and Mr. Small all option shares and time based RSUs (and any other equity-based grant or cash in lieu of grants that is not performance-based) granted to Ms. Zabrocky and Mr. Small, to the extent not otherwise vested, shall vest as of the separation date, as applicable. The unvested PRSUs will be forfeited in the event of termination. As of December 31, 2021, Ms. Zabrocky had 51,106 unvested RSUs and 112,548 unvested stock options (17,105 with a strike price of $17.21, 38,740 with a strike price of $21.93 and 56,703 with a strike price of $21.58). Mr. Pribor had 24,873 unvested RSUs and 54,705 unvested stock options (10,430 with a strike price of $17.21, 17,562 with a strike price of $21.93 and 26,713 with a strike price of $21.58). Mr. Small had 19,341 unvested RSUs and 42,546 unvested stock options (8,257 with a strike price of $17.21, 13,918 with a strike price of $21.93 and 20,371 with a strike price of $21.58 respectively). For Mr. Pribor, those unvested RSUs and stock options that otherwise would have vested on the next regularly scheduled vesting date following the separation will vest upon the separation date. For RSUs, this will amount to 4,842, 3,876 and 4,093 units vesting at $14.68 for 4/5/2019, 4/5/2019, 4/2/20 and 3/12/21 respectively, for actual value of $188,061. For unvested stock options this will amount to 10,430, 8,781 and 8,904 vesting at the difference of their respective strike price and the share price upon vesting of $14.68 for 4/5/2019, 4/2/2020 and 3/17/21 respectively, for an actual value realized of $0. For PRSUs, Mr. Pribor will receive a number of unvested units prorated for the number of weeks actually worked. The number of unvested units reflected herein for Mr. Pribor includes: 14,526 at a rate of $14.68 multiplied by 143 the number of weeks worked for a total value of $213,242 for the 4/5/2019 grant; 11,627 at a rate of $14.68 multiplied by 90 the number of weeks worked for a total value of $107,424 for the 4/2/2020 grant; and 12,279 at a rate of $14.68 multiplied by 38 the number of weeks worked for a total value of $47,900 for the 3/17/21 grant. Messrs. Solon and Nugent would be entitled to vesting of their unvested time-based RSUs and unvested stock options if the separation is for “good reason” and within 12 months of a “change in control”; otherwise the unvested RSUs and unvested stock options shall immediately be forfeited (as reflected above). For Messrs. Solon and Nugent all PRSUs shall immediately be forfeited on the separation date.

(6)
Upon Mr. Pribor’s disability, Mr. Pribor, or in the case of his death, his estate, is entitled to receive the pro-rata portion of his annual bonus at target for the year of termination. The amount listed in the table reflects his disability or death occurring on December 31, 2021, the last business day of the year.

Pay Ratio Disclosure
The compensation of the Company’s median employee (“Median Employee”) was determined by reviewing the amount of compensation paid to each of the Company’s full-time and part-time employees, of which 61 (not including the CEO) were located in its New York, Houston and United Kingdom offices, all of whom were employed by the Company through December 31, 2021, and the 4,342 seafarers who had been employed on the Company’s vessels for one or more days during the year ended December 31, 2021. The Company’s seafarers are hired by its technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of the Company, and include employees from various non-U.S. jurisdictions, including in particular the Philippines, India, Russia, China, Pakistan, Bangladesh, Croatia, Estonia, Georgian, Indonesia, Korea, Latvia, Myanmar, Romania, Turkey, Ukraine, Italy, and Sri Lanka. In determining the compensation paid to the CEO and the Median Employee, the Company used the data as shown in its payroll records including base salary, bonuses (including equity awards), seniority payments, performance bonuses, welfare costs, healthcare payments and other benefits paid by or on behalf of the Company. While the number of days worked by the Company’s seafarers ranged from 1 to 365 days in 2021, the Median Employee worked approximately 229 days. Our CEO had annual total compensation of $3,040,600 and our Median Employee had annual total compensation of $16,436. Therefore, our CEO’s annual total compensation in 2021 was approximately 185 times that of the median of the annual total compensation of our Median Employee.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS
General
The tables below set forth certain beneficial ownership information with respect to certain individuals and stockholders. Except as disclosed in the notes to these tables and subject to applicable community property laws, the Company believes that each beneficial owner identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the beneficial owner.
Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares, or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Common Stock issuable pursuant to options exercisable within 60 days (including out of the money options) are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 49,641,506 shares of the Company’s Common Stock outstanding as of the Record Date (April 5, 2022), and excludes any treasury stock.
Directors and Executive Officers
The table below sets forth information as to each director, director nominee and Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and includes the amount and percentage of the Company’s Common Stock of which each director, director nominee, each Named Executive Officer, and all directors, directors nominees and executive officers as a group, was the “beneficial owner” (as defined in regulations of the SEC) on the Record Date, all as reported to the Company. The address of each person identified below as of the date of this Proxy Statement is c/o International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.
	Shares of Common Stock Beneficially Owned(1)
Name	Number	Percentage
Directors/Nominees
Doug Wheat	74,583(2)	0.2%
Timothy J. Bernlohr	37,455(3)	*
Ian T. Blackley	35,499(3)	*
Alexandra K. Blankenship	18,373(4)	*
Randee E. Day	19,526(3)	*
David I. Greenberg	27,182(3)	*
Joseph I. Kronsberg(4)	5,035(3)	*
Nadim Z. Qureshi	18,373(4)	*
Craig H. Stevenson, Jr.	280,980(5)	0.6%
Lois K. Zabrocky	313,463(6)	0.6%
Named Executive Officers (other than Ms. Zabrocky who is listed above with the other Directors/Nominees)
Jeffrey D. Pribor	235,030(7)	0.5%
James D. Small III	234,923(8)	0.5%
Derek G. Solon	70,048(9)	0.1%
William F. Nugent	69,513(10)	0.1%
All Directors, Director Nominees and Executive Officers as a Group (15 Persons)	1,458,886(11)	2.9%
*	Less than 0.1%
(1)
Includes shares of Common Stock (i) issuable within 60 days of the Record Date upon the exercise of options owned by the indicated stockholders on that date and (ii) which vested on or prior to the Record Date that are held by the indicated stockholder but which were not issued on the Record Date.

(2)	Includes 11,077 shares of Common Stock that vest on June 2, 2022, the date of the annual meeting of stockholders of the Company for 2022.
(3)	Includes 5,035 shares of Common Stock that vest on June 2, 2022, the date of the annual meeting of stockholders of the Company for 2022.

(4)	Includes 5,297 shares of Common Stock that vest on June 2, 2022, the date of the annual meeting of stockholders of the Company for 2022.
(5)
Includes 5,297 shares of Common Stock that vest on June 2, 2022, the date of the annual meeting of stockholders of the Company for 2022, and 115,075 shares of Common Stock held by a limited liability company of which Mr. Stevenson is the controlling member and with respect to which Mr. Stevenson disclaims beneficial interest except to the extent of his pecuniary interest therein.

(6)	Includes 220,264 shares issuable upon the exercise of options and 8,280 shares which vested on or prior to the Record Date but which were not issued on the Record Date.
(7)	Includes 183,682 shares issuable upon the exercise of options and 4,667 shares which vested on or prior to the Record Date but which were not issued on the Record Date.
(8)	Includes 168,701 shares issuable upon the exercise of options and 3,178 shares which vested on or prior to the Record Date but which were not issued on the Record Date.
(9)	Includes 43,271 shares issuable upon the exercise of options and 1,967 shares which vested on or prior to the Record Date but which were not issued on the Record Date.
(10)	Includes 42,364 shares issuable upon the exercise of options and 1,953 shares which vested on or prior to the Record Date but which were not issued on the Record Date.
(11)	Includes 672,094 shares issuable upon the exercise of options and 20,825 shares which vested on or prior to the Record Date but which were not issued on the Record Date.
Other Beneficial Owners
Set forth below is information regarding stockholders of the Company’s Common Stock that are known by the Company to have been “beneficial owners” (as defined in regulations of the SEC) of 5% or more of the outstanding shares of the Common Stock as of the Record Date. The information with respect to beneficial ownership by the identified stockholders was prepared based on information supplied by such stockholders in their filings with the SEC.
	Shares of Common Stock Beneficially Owned*
Name	Number	Percentage
BlackRock, Inc.(1)	3,264,011	6.6%
Cobas Asset Management, SGIIC, SA(2)	4,291,183	8.6%
Cyrus Funds(3)	3,985,167	8.0%
Donald Smith & Co., Inc.(4)	3,715,659	7.5%
The Vanguard Group(5)	3,400,547	6.9%
*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the Record Date.
(1)
Based on a Schedule 13G filed on February 3, 2022 with the SEC by BlackRock, Inc. (“BlackRock”) with respect to the beneficial ownership of 3,264,011 shares of Common Stock as of December 31, 2021 by BlackRock and certain of its subsidiaries. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(2)
Based on a Schedule 13G filed on February 15, 2022 with the SEC by Cobas Asset Management, SGIIC, SA (“Cobas”) with respect to the beneficial ownership of 4,291,183 shares of Common Stock as of December 31, 2021 by Cobas. The address of Cobas is Jose Abascal, 45 St. 28003 Madrid, Spain.

(3)
Based on a Schedule 13D filed on November 9, 2021 with the SEC by Cyrus Capital Partners, L.P. (“CCP”) with respect to beneficial ownership of 3,985,167 shares by each of CCP and Cyrus Capital Partners GP, L.L.C. (“CCPGP”) as of November 5, 2021. As the (i) principal of CCP and (ii) principal of Cyrus Capital Partners GP, L.L.C., the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of 3,985,167 shares of Common Stock. The address of each of CCP, CCPGP and Freidheim is 65 East 55th Street, 35th Floor, New York, NY 10022.

(4)
Based on a Schedule 13G filed on February 7,2022 with the SEC by Donald Smith & Co., Inc. (“DS”) with respect to the beneficial ownership of 3,715,659 shares of Common Stock as of December 31, 2021 by DS and one of its subsidiaries and Jon Hartsel, an individual. DS is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The address of DS, its subsidiary and Jon Hartsel is 152 West 57th Street, New York, New York 10019.

(5)
Based on a Schedule 13G filed on February 10, 2022 with the SEC by The Vanguard Group (“Vanguard”) with respect to the beneficial ownership of 3,400,547 shares of Common Stock as of December 31, 2021 by Vanguard and certain of its subsidiaries. Vanguard is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The address of Vanguard and its subsidiaries is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports
Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10 percent of the Company’s common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Directors, executive officers and beneficial owners of more than 10% of the common stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based on material provided to the Company, all such reports were filed on a timely basis in 2021 and through the date of this Proxy Statement, April 21, 2022, except that a report required to be filed by Jeffrey D. Pribor was inadvertently filed one date late on October 6, 2021 and a report required to be filed by James D. Small was inadvertently filed as a “test” filing such that a form that should have been filed on March 18, 20212 was not filed “‘live” until April 1, 2021.

OTHER MATTERS
The Board is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice that any person will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at its address set forth below.
The Company’s 2021 Annual Report is available at https://www.intlseas.com/investor-relations/sec-filing. That 2021 Annual Report does not form part of this Proxy Statement. The Company will provide to any stockholder of the Company, without charge, a copy of the Company’s 2021 Annual Report upon written request addressed to the Corporate Secretary of the Company at 600 Third Avenue, New York, New York 10016.
By order of the Board of Directors,

JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary

New York, New York
April 21, 2022

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/INSW2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79139-P73168

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**INTERNATIONAL SEAWAYS, INC.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

________________________________

**Nominees:**

01) Doug Wheat
02) Timothy J. Bernlohr
03) Ian T. Blackley
04) Alexandra K. Blankenship
05) Randee E. Day
06) David I. Greenberg
07) Joseph I. Kronsberg
08) Nadim Z. Qureshi
09) Craig H. Stevenson, Jr.
10) Lois K. Zabrocky

**The Board of Directors recommends you vote FOR the following proposals:**

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name (or names) appear(s) above. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

You may access the Proxy Statement and the Company's 2021 Annual Report at http://www.intlseas.com/Docs.

D79140-P73168

## INTERNATIONAL SEAWAYS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 2, 2022

The undersigned hereby appoints DOUG WHEAT and LOIS K. ZABROCKY, and either of them, proxies, with full power of substitution, to vote all shares of stock of INTERNATIONAL SEAWAYS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Club 101, Kenilworth Room, 101 Park Avenue, New York, New York, on Thursday, June 2, 2022 at 2:00 P.M., and also held at the same time virtually at www.virtualshareholdermeeting.com/INSW2022, notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or their substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2022, FOR THE APPROVAL BY AN ADVISORY VOTE OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR 2021 AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.**

**Continued and to be signed and dated on reverse side**